Exhibit 10.1

CREDIT AND SECURITY AGREEMENT

Dated as of September 24, 2014

among

MFRI, INC.,
MIDWESCO FILTER RESOURCES, INC.,
PERMA·PIPE, INC.,
TC NILES CORPORATION,
TDC FILTER MANUFACTURING, INC.,
MM NILES CORPORATION,
PERMA-PIPE INTERNATIONAL COMPANY, LLC,
and PERMA-PIPE CANADA, INC.
as Borrowers,

and

BMO HARRIS BANK N.A.,
as Lender

Table of Contents
Page

ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS 1

1.01	Defined Terms 1

1.02	Other Interpretive Provisions 32

1.03	Accounting Terms 33

1.04	Uniform Commercial Code 34

1.05	Rounding 34

1.06	Times of Day 34

1.07	Letter of Credit Amounts 34

ARTICLE II	THE COMMITMENTS AND CREDIT EXTENSIONS 34

2.01	Loan Commitments 34

2.02	Borrowings, Conversions and Continuations of Loans 35

2.03	Letter of Credit Facility 36

2.04	Reserved 37

2.05	Repayment of Loans 37

2.06	Prepayments 37

2.07	Change in Commitments 39

2.08	Interest 39

2.09	Fees 40

2.10	Computation of Interest and Fees 40

2.11	Evidence of Debt 41

2.12	Payments Generally 41

2.13	Nature and Extent of Each Borrower’s Liability 41

ARTICLE III	TAXES, YIELD PROTECTION AND ILLEGALITY 42

3.01	Taxes 42

3.02	Illegality 43

3.03	Inability to Determine Rates 43

3.04	Increased Costs; Reserves on Eurodollar Rate Loans 44

3.05	Compensation for Losses 45

3.06	Survival 46

ARTICLE IV	SECURITY AND ADMINISTRATION OF COLLATERAL 46

4.01	Security Interest in Collateral 46

4.02	Other Collateral 47

4.03	Collateral Administration 49

4.04	Further Assurances 51

4.05	Cash Management 51

4.06	Information Regarding Collateral 52

ARTICLE V	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS 52

5.01	Conditions of Initial Credit Extension 52

5.02	Conditions to all Credit Extensions 53

ARTICLE VI	REPRESENTATIONS AND WARRANTIES 53

6.01	Existence, Qualification and Power 54

6.02	Authorization; No Contravention 54

6.03	Governmental Authorization; Other Consents 54

6.04	Binding Effect 54

6.05	Financial Statements; No Material Adverse Effect 54

6.06	Litigation 55

6.07	No Default 55

6.08	Ownership of Property; Liens 55

6.09	Environmental Compliance 56

6.10	Insurance 57

6.11	Taxes 57

6.12	ERISA Compliance 57

6.13	Subsidiaries; Equity Interests 58

6.14	Margin Regulations; Investment Company Act 58

6.15	Disclosure 58

6.16	Compliance with Laws 59

6.17	Intellectual Property; Licenses, Etc 59

6.18	Labor Matters 59

6.19	Deposit Accounts and Securities Accounts 59

6.20	Accounts 60

6.21	Anti-Terrorism Laws and Foreign Asset Control Regulations 60

6.22	Brokers 61

6.23	Customer and Trade Relations 61

6.24	Material Contracts 61

6.25	Casualty 61

ARTICLE VII	AFFIRMATIVE COVENANTS 61

7.01	Financial Statements 61

7.02	Borrowing Base Certificate; Other Information 62

7.03	Notices 63

7.04	Payment of Obligations 64

7.05	Preservation of Existence, Etc 65

7.06	Maintenance of Properties 65

7.07	Maintenance of Insurance 65

7.08	Compliance with Laws 65

7.09	Books and Records 66

7.10	Inspection Rights and Appraisals; Meetings with the Lender 66

7.11	Use of Proceeds 66

7.12	New Subsidiaries 66

7.13	Further Assurances 66

7.14	Licenses 67

7.15	Environmental Laws 67

7.16	Landlord and Storage Agreements 67

7.17	Material Contracts 67

7.18	Treasury Management Services 67

ARTICLE VIII	NEGATIVE COVENANTS 68

8.01	Indebtedness 68

8.02	Liens 69

8.03	Investments 71

8.04	Fundamental Changes 71

8.05	Dispositions 72

8.06	Restricted Payments 73

8.07	Change in Nature of Business 73

8.08	Transactions with Affiliates 73

8.09	Burdensome Agreements 73

8.10	Use of Proceeds 74

8.11	Prepayment of Indebtedness; Amendment to Material Agreements 74

8.12	Financial Covenants 75

8.13	Creation of New Subsidiaries 75

8.14	Securities of Subsidiaries 75

8.15	Sale and Leaseback 75

8.16	Operating Leases 75

8.17	Bill-and-Hold Sales, Etc 75

8.18	Fiscal Year End 75

ARTICLE IX	EVENTS OF DEFAULT AND REMEDIES 75

9.01	Events of Default 75

9.02	Remedies Upon Event of Default 78

9.03	License 78

9.04	Limitation of Remedies 78

ARTICLE X	MISCELLANEOUS 79

10.01	Amendments, Etc 79

10.02	Notices; Effectiveness; Electronic Communication 79

10.03	No Waiver; Cumulative Remedies 80

10.04	Expenses; Indemnity; Damage Waiver 80

10.05	Marshalling; Payments Set Aside 82

10.06	Successors and Assigns 82

10.07	Right of Setoff 82

10.08	Interest Rate Limitation 83

10.09	Counterparts; Integration; Effectiveness 83

10.10	Survival 83

10.11	Severability 83

10.12	Governing Law; Jurisdiction; Etc 83

10.13	Waiver of Jury Trial 84

10.14	Electronic Execution of Assignments and Certain Other Documents 84

10.15	USA PATRIOT Act Notice 85

10.16	No Advisory or Fiduciary Responsibility 85

10.17	Attachments 85

ARTICLE XI	CONTINUING GUARANTY 85

11.01	Guaranty 85

11.02	Rights of the Lender 86

11.03	Certain Waivers 86

11.04	Obligations Independent 86

11.05	Subrogation 86

11.06	Termination; Reinstatement 87

11.07	Subordination 87

11.08	Stay of Acceleration 87

11.09	Condition of Borrowers 87

SCHEDULES

1.01 1.02	Existing Letters of Credit Excluded Subsidiaries
4.02	Pledged Interests
4.06	Information Regarding Collateral
5.01	Good Standing and Foreign Qualification Jurisdictions
6.03	Governmental Authority
6.06	Litigation
6.08(b)(1)	Owned Real Estate
6.08(b)(2)	Leased Real Estate
6.09	Environmental Matters
6.10	Insurance
6.11	Proposed Tax Assessments
[6.12(d)	Pension Plans]
6.13(a)	Subsidiaries
6.13(b)	Other Equity Investments
6.18	Labor Matters
6.19	Deposit Accounts and Securities Accounts
6.24	Material Contracts
8.01	Existing Indebtedness
8.02	Existing Liens
8.03	Existing Investments

EXHIBITS	Form of
A	Committed Loan Notice
B	Revolving Loan Note
C	Compliance Certificate
D	Borrowing Base Certificate

CREDIT AND SECURITY AGREEMENT
This CREDIT AND SECURITY AGREEMENT (this “Agreement”) is entered into as of September 24, 2014, among MFRI, INC., a Delaware corporation (the “Company”), MIDWESCO FILTER RESOURCES, INC., a Delaware corporation (“Midwesco”), PERMA-PIPE, INC., a Delaware corporation (“Perma-Pipe”), TC NILES CORPORATION, a Delaware corporation (“TC Niles”), TDC FILTER MANUFACTURING, INC., a Delaware corporation (“TDC”), MM NILES CORPORATION, a Delaware corporation (“MM Niles”), and PERMA-PIPE CANADA, INC., a Delaware corporation (“Perma-Pipe Canada”) (each of the Company, Midwesco, Perma-Pipe, TC Niles, TDC, MM Niles, and Perma-Pipe Canada may be referred to herein individually, as a “Borrower” and collectively, as “Borrowers”), and BMO HARRIS BANK N.A., as lender (the “Lender”).

Preliminary Statements
A.    The Borrowers have requested that the Lender provide a credit facility to the Borrowers to finance their mutual and collective business enterprise.
B.    The Lender is willing to provide the credit facility on the terms and conditions set forth in this Agreement.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Account” means “accounts” as defined in the UCC.
“Account Debtor” means any Person who is or may become obligated under or on account of any Account, Contractual Obligation, Chattel Paper or General Intangible.
“ACH” means automated clearing house transfers.
“Acquisition” means the acquisition of (a) a controlling equity or other ownership interest in another Person, whether by purchase of such equity or other ownership interest or upon exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.
“Adjustment Date” means the first day of each fiscal quarter, commencing on February 1, 2015.
“Agreement” means this Credit and Security Agreement.
"Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Allocable Amount” has the meaning specified in Section 2.13(c)(ii).

“Applicable Margin” means with respect to any Type of Loan or the Unused Fee, the percentages per annum set forth below, as based upon the Average Availability for the immediately preceding fiscal quarter:

Level	Average Availability	Eurodollar Rate Revolving Loans	Base Rate Revolving Loans	Unused Line Fee
I	>$7,000,000	1.50%	—%	0.20%
II	>$4,000,000 but <$7,000,000	1.75%	—%	0.20%
III	<$4,000,000	2.00%	0.25%	0.20%
From the Closing Date until the first Adjustment Date, margins shall be determined as if Level I were applicable. Thereafter, any increase or decrease in the Applicable Margin resulting from a change in Average Availability shall become effective as of each Adjustment Date based upon Average Availability for the immediately preceding fiscal quarter. Average Availability shall be calculated by the Lender based on the Borrowing Base Certificates delivered from time to time pursuant to Section 7.02(a) (as the same may be adjusted as set forth therein). If any Borrowing Base Certificate (including any required financial information in support thereof) is not received by the Lender by the date required pursuant to Section 7.02(a), then the Applicable Margin shall be determined as if the Average Availability for the immediately preceding fiscal quarter is at Level III until such time as such Borrowing Base Certificate and supporting information is received.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended January 31, 2014, and the related Consolidated statements of income or operations, retained earnings and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Auditor” has the meaning specified in Section 7.01(a).

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability” means the lesser of:
(a) the amount of the Revolving Credit Facility minus the Line Reserve minus Total Revolving Credit Outstandings; and

(b) the Borrowing Base minus Total Revolving Credit Outstandings. In calculating Availability at any time and for any purpose under this Agreement, the Borrower Agent, on behalf of the Borrowers, shall certify to the Lender that all accounts payable and Taxes are being paid on a timely basis and consistent with past practices (absent which the Lender may establish a Reserve therefor).

“Availability Period” means the period from the Closing Date to the Revolving Credit Termination Date

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Lender from time to time determines in its reasonable credit judgment as being appropriate, including the Rent and Charge Reserve, Credit Product Reserves, dilution reserves and other reserves (a) to reflect the impediments to the Lender’s ability to realize upon the Collateral consisting of Eligible Accounts or Eligible Inventory included in the Borrowing Base, (b) to reflect sums that any Loan Party may be required to pay under any Section of this Agreement or any other Loan Document (including taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, (c) to reflect amounts for which claims may be reasonably expected to be asserted against the Collateral or the Lender or (d) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party.

“Average Availability” means for any period, the average daily amount of Availability during such period.

“Bankruptcy Code” means Title 11 of the United States Code.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the rate of interest announced by the Lender from time to time as its prime rate for such day (with any change in such rate announced by the Lender taking effect at the opening of business on the day specified in the public announcement of such change); (b) the Federal Funds Rate for such day, plus 0.50%; and (c) Eurodollar Rate for one month Interest Periods plus 1.00%.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Revolving Loan” means a Revolving Loan that is a Base Rate Loan.

“Borrower Agent” has the meaning specified in Section 2.13(g).

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means any of a Revolving Borrowing.

“Borrowing Base” means, at any time of calculation, an amount equal to:
(a) the Value of Eligible Accounts (less all cash received but not yet applied in respect of such Eligible Accounts) multiplied eighty-five percent (85%); plus
(b) the Value of Eligible Supported Accounts (less all cash received but not yet applied in respect of such Eligible Supported Accounts) multiplied ninety percent (90%); plus
(c) the lesser of (i) the Cost of Eligible Inventory other than work in progress multiplied by sixty percent (60%) and (ii) $16,000,000; plus
(d) the lesser of (i) the Cost of Eligible Inventory constituting work in progress multiplied by fifty-five percent (55%) and (ii) $2,500,000; minus
(e) the amount of all Availability Reserves.

The term “Borrowing Base” and the calculation thereof shall not include any assets or property acquired in an Acquisition unless the Lender has conducted Field Exams and appraisals reasonably required by it (with results reasonably satisfactory to the Lender) and the Person owning such assets or property shall be a (directly or indirectly) wholly-owned Domestic Subsidiary of the Company and shall have become a Borrower.

“Borrowing Base Certificate” means a certificate, in the form of Exhibit D attached hereto, by which Borrowers certify calculation of the Borrowing Base.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender’s Office is located and, if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” means to pledge and deposit with or deliver to the Lender, as collateral for any Obligations that are due or may become due, cash or deposit account balances or other credit support in an amount equal to up to 103% of the maximum amount owing thereunder, all pursuant to documentation in form and substance satisfactory to the Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include proceeds.

“Cash Equivalents” means any of the following types of property, to the extent owned by the Company or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Security Instruments): (a) cash, denominated in Dollars; (b) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by the government of the United States or any state or municipality thereof, in each case so long as such obligation has an investment grade rating by S&P and Moody’s; (c) commercial paper rated at least P-1 (or the then equivalent grade) by Moody’s and A-1 (or the then equivalent grade) by S&P, or carrying an equivalent rating by a nationally recognized rating agency if at any time neither Moody’s nor S&P shall be rating such obligations; (d) insured certificates of deposit or bankers’ acceptances of, or time deposits with any Lender or with any commercial bank that (i) is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in the first portion of clause (c) above, (iii) is organized under the laws of the United States or of any state thereof and (iv) has combined capital and surplus of at least $500,000,000; (e) readily marketable general obligations of any corporation organized under the laws of any state of the United States of America, payable in the United States of America, expressed to mature not later than twelve months following the date of issuance thereof and rated A or better by S&P or A2 or better by Moody’s; and (f) readily marketable shares of investment companies or money market funds that, in each case, invest solely in the foregoing Investments described in clauses (a) through (e) above;

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:
(a) the Company ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in all other Borrowers;
(b) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty percent (30%) of the total voting power of the voting Equity Interests of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets); and the Permitted Holders “beneficially own” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the voting Equity Interest of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) than such other person;
(c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of at least a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or is a designee of the

Permitted Holders or was nominated or elected by such Permitted Holders or any of their designees) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;
(d) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and the other Borrowers taken as a whole; or
(e) the adoption by the stockholders of the Company of a plan for the liquidation or dissolution of the Company.

“Closing Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 10.01 (or, in the case of Section 5.01(b), waived by the Person entitled to receive the applicable payment).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, collectively, certain personal property of the Loan Parties or any other Person in which the Lender or any Secured Party is granted a Lien under any Security Instrument as security for all or any portion of the Obligations or any other obligation arising under any Loan Document.

“Commitment” means a Revolving Credit Commitment.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, which, if in writing, shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Concentration Account” has the meaning specified in Section 4.05(b).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.
“Consolidated Capital Expenditures” means, with respect to the Company and its Subsidiaries on a Consolidated basis, for any period the sum of (without duplication) all expenditures (whether paid in cash or accrued as liabilities) by the Company or any Subsidiary during such period for items that would be classified as “property, plant or equipment” or comparable items on the Consolidated balance sheet of the Company and its Subsidiaries, including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized; provided, that Consolidated Capital Expenditures shall exclude any capital expenditures (a) financed with Indebtedness permitted hereunder other than Loans, or (b) made with Net Cash Proceeds from any Disposition described in clauses (b), (d) and (h) of Section 8.05.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period; plus, to the extent deducted in determining such Consolidated Net Income, without duplication, (a) Consolidated Interest Charges (net of interest income for such period of the Company and its Subsidiaries) for such period, plus (b) federal, state, local and foreign income tax expense for such period, net of income tax credits, plus (c) depreciation and amortization for such period, plus (d) non-cash expenses or losses and other non-cash charges incurred and LIFO reserves established during such period (excluding any non-cash charges representing an accrual of, or reserve for, cash charges to be paid within the next twelve months); plus (e) expenses of up to $125,000.00 incurred in connection with the Transaction; minus non-cash income, gains or profits or LIFO reserves terminated during such period, in each case as determined for the Company and its Subsidiaries on a Consolidated basis.

“Consolidated Fixed Charge Coverage Ratio” means the ratio, determined on a Consolidated basis for the Company and its Subsidiaries for the most recent Measurement Period, of (a) Consolidated EBITDA minus Consolidated Capital Expenditures to (b) Consolidated Fixed Charges.

“Consolidated Fixed Charges” means, for any period, for the Company and its Subsidiaries on a Consolidated basis, the sum of, without duplication, (a) Consolidated Interest Charges paid or required to be paid in cash during such period, (b) all principal repayments made or required to be made of Indebtedness during such period, but excluding any such payments to the extent constituting a refinancing of such Indebtedness through the incurrence of additional Indebtedness otherwise expressly permitted under Section 8.02 and repayments of Revolving Loans, (c) all Restricted Payments made in cash during such period and (d) the aggregate amount of Federal, state, local and foreign income taxes paid in cash, in each case, of or by the Company and its Subsidiaries for the most recently completed Measurement Period, and (e) cash contributions made to any Pension Plan (to the extent not deducted in the calculation of the Consolidated Net Income) during such period, other than contributions of up to $500,000 made within 180 days following the Closing Date in connection with the Company’s proposed pension plan conversion.

“Consolidated Interest Charges” means, with respect to the Company and its Subsidiaries for any period ending on the date of computation thereof, the gross interest expense of the Company and its Subsidiaries, including without limitation (a) the current amortized portion of all fees (including fees payable in respect of any Swap Contract in the nature of an interest rate hedge and all fees payable in respect of any Letter of Credit) payable in connection with the incurrence of Indebtedness to the extent included in gross interest expense and (b) the portion of any payments made in connection with Capital Leases allocable to interest expense, all determined on a Consolidated basis; provided, however, that Consolidated Interest Charges shall include the amount of payments in respect of Synthetic Lease Obligations that are in the nature of interest.
“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a Consolidated basis, the net income after taxation of the Company and its Subsidiaries for that period excluding (a) net losses or gains realized in connection with (i) any sale, lease, conveyance or other disposition of any asset (other than in the Ordinary Course of Business), or (ii) repayment, repurchase or redemption of Indebtedness, and (b) extraordinary or nonrecurring gain or income (or expense), including, any compensation charge incurred in connection with the Transactions; provided that there shall be excluded from Consolidated Net Income, without duplication, (x) the net income or loss of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting to the extent of the amount of dividends or distributions are not actually paid to the Company or a Subsidiary in cash, (y) net income or loss of any Person in which any other Person (other than the Company or a Subsidiary) has an ownership interest, except (A) to the extent of the ratable ownership interest in such Subsidiary so long as the Borrowers own a controlling portion of the voting Equity Interests of such Subsidiary and otherwise have the power to direct the management and distributions of such Subsidiary and (B) to the extent of the amount of dividends or other distributions actually paid in cash to the Company or a Subsidiary by such Person during such period and (z) the net income of any Person to the extent the distribution of such net income is then prohibited by any Restrictive Agreement.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
“Control Agreement” means, with respect to any Deposit Account, any Securities Account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Lender, among the Lender, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Lender.
“Controlled Account Bank” means each bank with whom Deposit Accounts are maintained in which any funds of any of the Loan Parties are concentrated and with whom a Control Agreement has been, or is required to be, executed in accordance with the terms hereof.
“Controlled Deposit Account” means each Deposit Account (including all funds on deposit therein) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a financial institution approved by the Lender.
“Controlled Securities Account” means each securities account or commodity account (including all financial assets held therein and all certificates and instruments, if any, representing or evidencing such financial assets) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a securities intermediary or commodity intermediary approved by the Lender.
“Core Business” means any material line of business conducted by the Company and its Subsidiaries as of the Closing Date and any business directly related thereto.
“Cost” means with respect to Eligible Inventory, the lower of (a) cost (as reflected in the general ledger of such Person) and (b) market value, in each case, determined in accordance with GAAP calculated on a first-in, first-out basis and in accordance with the Loan Parties’ accounting practices as in effect on the Closing Date.
“Credit Extension” means each of the following: (a) a Borrowing and (b) a Letter of Credit Extension.
“Credit Party” means (a) the Lender, (b) each Credit Product Provider to the extent it holds secured Credit Product Obligations and was a Lender or an Affiliate of the Lender when such Person provided Credit Product Arrangements to the Borrowers, and (c) the successors and assigns of each of the foregoing.
“Credit Product Arrangements” means, collectively, Swap Contracts between a Loan Party and the Lender or Affiliate of the Lender and Treasury Management and Other Services.
“Credit Product Obligations” means Indebtedness and other obligations of any Loan Party arising under Credit Product Arrangements and owing to any Credit Product Provider; provided that Credit Product Obligations shall not include Excluded Swap Obligations.
“Credit Product Provider” means the Lender or any of its Affiliates.
“Credit Product Reserve” means the reserves established by the Lender from time to time in its reasonable judgment in respect of secured Credit Product Obligations in an amount equal to up to 103% the maximum amount owing thereunder.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would unless cured or waived be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin with respect to Base Rate Loans plus (c) 2% per annum; provided, however, that (i) with respect to a Eurodollar Rate Loan, until the end of the Interest Period during which the Default Rate is first applicable, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Eurodollar Rate Loan plus 2% per annum, and thereafter as set forth in the portion of this sentence preceding this proviso, and (ii) with respect to Letter of Credit Fees, the Default Rate shall equal the Letter of Credit Fee, then in effect plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property (including any Equity Interest), or part thereof, by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests so long as such Equity Interest is not redeemable at the option of the holder thereof),or is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the date that is 180 days after the Revolving Credit Maturity Date (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable for debt securities (unless only occurring at the sole option of the issuer thereof), (c) (i) contains any repurchase obligation that may come into effect prior to, (ii) requires cash dividend payments (other than taxes) prior to, or (iii) provides the holders thereof with any rights to receive any cash upon the occurrence of a change of control or sale of assets prior to, in each case, the date that is 180 days after the Revolving Credit Maturity Date.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Holding Company” means (i) a Subsidiary other than the Company, (ii) Perma-Pipe Canada, unless otherwise designated in writing by the Borrower Agent, (iii) Perma-Pipe International, and (iv) any other Domestic Subsidiary of the Company designated in writing by the Borrower Agent as a holding company.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States (but excluding any territory or possession thereof).
“Dominion Trigger Period” means the period (a) commencing on the day that (i) an Event of Default occurs and is continuing or (ii) Availability is less than the greater of (A) twenty percent (20%) of the Revolving Credit Commitment at such time and (B) $5,000,000, in each case, for a period of three (3) consecutive Business Days and (b) continuing until the date that during the previous forty-five (45) consecutive days, (i) no Event of Default has existed and (ii) Availability has been greater than the greater of (A) twenty percent (20%) of the Revolving Credit Commitment at such time and (B) $5,000,000.
“Eligible Account” means Accounts due to a Borrower that are determined by the Lender, in its reasonable credit judgment, to be Eligible Accounts. Except as otherwise agreed by the Lender, none of the following shall be deemed to be Eligible Accounts:
(a)Accounts to the extent not fully earned by performance or otherwise constituting a progress billing (other than with respect to Perma-Pipe Projects, provided that Perma-Pipe Projects that are at least 95% percent complete (as determined by (x) billings as any date of measurement divided by (y) the total contract amount of such project) shall not be deemed ineligible solely on account of this clause (a)) or not evidenced by an invoice which has been delivered to the applicable Account Debtor;
(b)Accounts that have been outstanding for more than ninety (90) days from the original invoice date or more than sixty (60) days past the original due date, whichever comes first;

(c)Accounts due from any Account Debtor, (i) with respect to Accounts arising other than with respect to any Perma-Pipe Project, twenty-five percent (25%) or more of whose Accounts are otherwise ineligible under the terms of clause (b) above or (ii) with respect to Accounts arising from an individual Perma-Pipe Project of an Account Debtor, twenty-five percent (25%) or more of such Accounts have been outstanding for more than sixty (60) days from the invoice date or more than thirty (30) days past the due date, whichever comes first;
(d)Accounts with respect to which (i) any representation or warranty set for in any Loan Document with respect thereto is not true and correct in all material respects or (ii) a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than Permitted Liens described in clause (a) of Section 8.02);
(e)Accounts which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted, but only to the extent of such dispute, counterclaim, offset or chargeback;
(f)Accounts which (i) do not arise out of a sale of goods or rendition of services in the Ordinary Course of Business, (ii) do not arise upon credit terms usual to the business of the Borrowers or (iii) are not payable in Dollars and Canadian Dollars;
(g)Accounts (i) upon which a Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which a Borrower is not able to bring suit or otherwise enforce its remedies against the related Account Debtor through judicial process;
(h)Accounts which are owed by (i) any other Borrower or (ii) any Affiliate which is not a Borrower;
(i)Accounts for which all material consents, approvals or authorizations of, or registrations or declarations with any Governmental Authority required to be obtained, effected or given in connection with the performance of such Account by the Account Debtor or in connection with the enforcement of such Account by the Lender have not been duly obtained, effected or given or are not in full force and effect;
(j)Accounts due from an Account Debtor which is the subject of any bankruptcy or insolvency proceeding, has had a trustee or receiver appointed for all or a substantial part of its property, has made an assignment for the benefit of creditors or has suspended its business;
(k)Accounts due from any Governmental Authority, except to the extent that the subject Account Debtor is the federal government of the United States of America and has complied with the Federal Assignment of Claims Act of 1940 and any similar state legislation;
(l)Accounts (i) owing from any Account Debtor that is also a supplier to or creditor of a Borrower unless such Person has waived any right of setoff in a manner reasonably acceptable to the Lender, but only to the extent of the aggregate amount of such Borrower’s liability to such Account Debtor, (ii) to the extent representing any manufacturer’s or supplier’s allowances, credits, discounts, incentive plans or similar arrangements entitling such Borrower to discounts on future purchase therefrom, (iii) to the extent constituting amounts owed with respect to loans or advances, or (iv) to the extent relating to payment of interest, fees or late charges;
(m)Accounts arising out of sales on a bill-and-hold, guaranteed sale, sale‑or‑return, sale on approval or consignment basis or subject to any right of return, setoff or charge back, provided that in Lender’s reasonable judgment, up to $500,000 in the aggregate at any time of bill-and-hold Accounts may be included as “Eligible Accounts”;
(n)Accounts arising out of sales to Account Debtors outside the United States or Canada;
(o)Accounts that are evidenced by a judgment, Instrument or Chattel Paper;
(p)Accounts due from an Account Debtor and its Affiliates, the aggregate of which Accounts due from such Account Debtor represents more than twenty-five percent (25%) of all then outstanding Accounts owed to the Borrowers, but only to the extent of such excess;
(q)Accounts constituting Permitted Investments made in accordance with clause (b) of Section 8.03;
(r)Accounts that remain open after the applicable Account Debtor has made a partial payment in respect of the applicable invoice (whether or not the applicable Account Debtor has provided an explanation for such partial payment);
(s)Accounts where the applicable Account Debtor tendered a check or other item of payment in full or partial satisfaction and such check or other item of payment has been returned by the financial institution on which it is drawn; or
(t)Accounts for which payment has been received by the applicable Borrower but such payment has not been applied to the applicable Account.

“Eligible Inventory” means Inventory of the Borrowers that is determined by the Lender, in its reasonable credit judgment, to be Eligible Inventory. Except as otherwise agreed by the Lender, the following items of Inventory shall not be included in Eligible Inventory:
a.Inventory that is not solely owned by a Borrower or a Borrower does not have good and valid title thereto;
b.Inventory that (i) does not consist of finished goods, work-in-process approved by Lender, or raw materials or (ii) is not readily saleable in the Ordinary Course of Business;
c.Inventory that does not comply with each of the representations and warranties respecting Inventory made by the Borrowers in the Loan Documents;
d.Inventory that is leased by or is on consignment to a Borrower;
e.Inventory that is (i) not located in the United States of America or Canada (excluding territories or possessions of the United States or Canada) and (ii) not located at a location that is owned by a Borrower, except (in the case of this clause (ii)) to the extent that (A) such Borrower has furnished to the Lender a Lien Waiver executed by the Person owning any such location on terms reasonably acceptable to the Lender (or Lender has established a Rent and Charges Reserve with respect to such location) and (B) the Cost of Inventory at such location is greater than $100,000;
f.Inventory that is in transit, except between locations of Borrowers (or between locations of Borrowers and customers, processors, or vendors in the Ordinary Course of Business), provided that Inventory in transit between a Borrower’s location and a customer shall only be included to the extent such Inventory is subject to a valid contract or purchase order;
g.Inventory that is comprised of goods which: (i) are damaged, defective, “seconds,” or otherwise unmerchantable; (ii) have been returned or are to be returned to the vendor; (iii) are obsolete or slow moving (exceeding 12 months of sales); (iv) are work-in-process (unless work-in-progress approved by the Lender); (v) that constitute spare parts, discontinued products, promotional, marketing, packaging and shipping materials or supplies used or consumed in the Borrowers’ business and other similar non-merchandise categories; (vi) are not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale; (vii) are bill and hold goods; (viii) are subject to any warehouse receipt, bill of lading or negotiable Document not issued in the name of Lender; or (xi) constitute Hazardous Materials;
h.Inventory that is not subject to a perfected first priority Lien in favor of the Lender (subject only to Permitted Liens set forth in clauses (a), (c), (d) or (n) of Section 8.02 hereof);
i.Inventory that is not insured in compliance with the provisions of this Agreement and the other Loan Documents;
j.Inventory not on a perpetual schedule;
k.Inventory that has been sold but not yet delivered; or
l.Inventory that is subject to any License or other arrangement that restricts such Borrower’s or the Lender’s right to dispose of such Inventory, unless (i) the Lender has received an appropriate Lien Waiver; and (ii) such Borrower has not received notice of a dispute in respect of any such License or other arrangement.

“Eligible Supported Accounts” means Accounts that are Eligible Accounts (except for failure to comply with clause (n) of the definition thereof) and either (a) such Eligible Accounts are fully backed by an irrevocable letter of credit on terms, and issued by a financial institution, acceptable to the Lender and such irrevocable letter of credit is in the possession of the Lender, or (b) such Eligible Accounts are supported by credit insurance acceptable to the Lender, naming the Lender as an additional insured;
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of a Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.
“Eurocurrency Liabilities” has the meaning specified in Section 3.04(e).
“Eurodollar Rate” means:
a.for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making the LIBOR Rate available) LIBOR Rate (“ICE LIBOR”), as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as designated by the Lender from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by such other authoritative source (as is selected by Lender in its sole reasonable discretion) to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and
b.for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) ICE LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by such other authoritative source (as is selected by the Lender in its sole reasonable discretion) to major banks in the London interbank Eurodollar market at their request at the date and time of determination.
“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of the “Eurodollar Rate.”
“Event of Default” has the meaning specified in Section 9.01.
“Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.
“Excluded Assets” means (a) all Real Estate of the Loan Parties, (b) all assets or property (other than Inventory or Accounts) of the Loan Parties that would otherwise be included as Collateral but for the express terms of (i) any permit, lease, license, contract or other agreement or instrument constituting or applicable to such asset or (ii) applicable Law (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9‑406, 9‑407, 9‑408 or 9‑409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law or principles of equity) that, in each case, prohibits the grant to the Lender of a security interest in and to such asset or property or under which the grant to the Lender of a security interest in and to such asset or property may impair the validity or enforceability of such asset or property (including any United States intent‑to‑use trademark applications); provided, however, that such assets or Property shall constitute “Excluded Assets” only to the extent and for so long as such permit, lease, license, contract or other agreement or applicable Law validly prohibits the creation of a Lien on such property in favor of the Lender (as opposed to restricting any exercise of remedies hereunder or requiring the consent of any Person (other than a Loan Party) or Governmental Authority for any exercise of remedies hereunder (which exercise of remedies shall be subject to Section 9.04, but such provision shall not limit the creation, attachment or perfection of the Lien in favor of the Lender hereunder)) and, upon the termination of such prohibition (by written consent or in any other manner), such property shall cease to constitute “Excluded Assets”; (c) Excluded Trust Accounts; (d) voting Equity Interests of any first‑tier Foreign Subsidiary in excess of 65% of the aggregate voting Equity Interests of such first‑tier Foreign Subsidiary, (e) to the extent that applicable Law requires that a Subsidiary of any Loan Party issue nominee or directors qualifying shares, such nominee or qualifying shares, and (f) other assets to the extent the Lender determines in its reasonable judgment that the cost of obtaining such pledge or security interest is excessive in relation to the benefit thereof; provided, however, that Excluded Assets shall not include any Proceeds of property described in clauses (a) through (e) above (unless such Proceeds are also described in such clauses).
“Excluded Deposit Account” (a) Excluded Trust Accounts; (b) zero balance disbursement accounts and (c) other Deposit Accounts maintained in the Ordinary Course of Business containing cash amounts that do not exceed at any time $20,000 for any such account and $50,000 in the aggregate for all such accounts under this clause (c).
“Excluded Subsidiary” means (a) 7720 Lehigh Property LLC, an Illinois limited liability company, for so long as the only assets owned by such Subsidiary consist of real property with an aggregate net book value of less than $4,000,000 and such Subsidiary conducts no operations other than incidental to the ownership of such real property, (b) Midwesco Filter Cicero, LLC, an Illinois limited liability company, for so long as the only assets owned by such Subsidiary consist of real property and deferred tax assets with an aggregate net book value of less than $750,000.00 and such Subsidiary conducts no operations other than incidental to the ownership of such real property, (c) Perma-Pipe International, and (d) each other Subsidiary identified on Schedule 1.02 hereto (as updated in writing by the Borrower Agent from time to time when no Event of Default has occurred and is continuing or would result therefrom) for so long as such Subsidiaries own no property or assets with an aggregate fair market or book value (whichever is greater) in excess of $500,000 individually or $1,000,000 in the aggregate and have annual net income no greater than $100,000 individually or $200,000 in the aggregate.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or Lien is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on (i) the date hereof or (ii) the date on which Lender changes its lending office, except in the case of clause (ii) to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to Lender immediately before Lender changed its lending office, and (c) any U.S. federal withholding Taxes imposed under FATCA.
“Excluded Trust Account” (a) Deposit Accounts the balance of which consists exclusively of (i) withheld income taxes and federal, state or local employment taxes required to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of any Loan Party or (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3 102 on behalf of or for the benefit of employees of any Loan Party, (b) all segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts, trust accounts, and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of any Loan Party.
“Existing Agreement” means that certain Second Amended and Restated Loan and Security Agreement dated as of April 30, 2012, by and among the Borrowers and Bank of America, N.A., individually and as agent for the lenders, as amended through the Closing Date.
“Existing Letters of Credit” means the letter of credit issued and outstanding under the Existing Agreement which are identified on Schedule 1.01 hereto.
“Existing Mortgage Indebtedness” means Indebtedness owed by TDC in the aggregate principal amount of approximately $4,800,000 in connection with the existing mortgage financing at TDC’s property located at 2 Territorial Court, Bolingbrook, Illinois.
“Extraordinary Expenses” means all costs, expenses, liabilities or advances that Lender may incur or make during a Default or Event of Default, or during the pendency of an proceeding of any Loan Party under any Debtor Relief Laws, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against the Lender, any Loan Party, any representative of creditors of a Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of the Lender’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other claims; (c) the exercise, protection or enforcement of any rights or remedies of the Lender in, or the monitoring of, any proceeding applicable to any Loan Party under any Debtor Relief Laws; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any enforcement action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any Collateral, and travel expenses.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code..
“Facility” means the Revolving Credit Facility.
“Facility Termination Date” means the date as of which Payment in Full of all Obligations has occurred.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lender on such day on such transactions as determined by the Lender.
“Field Exam” means any visit and inspection of the properties, assets and records of any Loan Party during the term of this Agreement, which shall include access to such properties, assets and records sufficient to permit the Lender or its representatives to examine, audit and make extracts from any Loan Party’s books and records, make examinations and audits of any Loan Party’s other financial matters and Collateral as the Lender deems appropriate in its reasonable credit judgment, and discussions with its officers, employees, agents, advisors and independent accountants regarding such Loan Party’s business, financial condition, assets, prospects and results of operations.
“FIRREA” means The Financial Institutions Reform, Recovery and Enforcement Act of 1989.
“Fixed Charge Trigger Period” means the period (a) commencing on the day that Availability is less than (i) the greater of (A) fourteen percent 14% of the Revolving Credit Commitment at such time and (B) $3,500,000, in each case, for a period of five (5) consecutive Business Days or (ii) $2,000,000 as of the end of any Business Day, and (b) continuing until the date that during the previous forty-five (45) consecutive days, Availability has been greater than the greater of (i) fourteen percent (14%) of the Revolving Credit Commitment at such time and (ii) $3,500,000 at all times during such period.
“Foreign Government Scheme or Arrangement” has the meaning specified in Section 6.12(e).
“Foreign Plan” has the meaning specified in Section 6.12(e).
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FLSA” means the Fair Labor Standards Act of 1938.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantor” means each Person who executes or becomes a party to this Agreement as a “Guarantor” or otherwise executes and delivers a Guarantee of any of the Obligations (it being understood that as of the Closing Date there are no Guarantors).
“Guarantor Payment” has the meaning specified in Section 2.13(c).
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Honor Date” has the meaning specified in Section 2.03(c).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as liabilities in accordance with GAAP, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any Swap Contract; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business); (e) indebtedness secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) obligations under Capital Leases and Synthetic Lease Obligations of such Person; (g) all obligations of such Person with respect to the redemption, repayment or other repurchase or payment in respect of any Disqualified Equity Interest; and (h) all guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, to the extent such Indebtedness is recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.
“Intellectual Property” means all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.
“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, (i) the last day of each Interest Period applicable to such Eurodollar Rate Loan; provided that if any Interest Period for a Eurodollar Loan is greater than three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, (ii) any date that such Loan is prepaid or converted, in whole or in part, and (iii) the Maturity Date with respect to such Loan; and (b) as to any Base Rate Loan, (i) the first day of each month with respect to interest accrued through the last day of each month ending immediately prior to such date, (ii) any date that such Loan is prepaid or converted, in whole or in part, and (iii) the Maturity Date with respect to such Loan; provided, further, that interest accruing at the Default Rate shall be payable from time to time upon demand of the Lender.
“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending, in each case, on the date one, two, three or six months thereafter, as selected by the Borrower Agent in its Committed Loan Notice; provided that:
i.any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
ii.any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
iii.no Interest Period shall extend beyond the Revolving Credit Maturity Date.

“Investment” means (a) a transaction or series of transactions resulting in an Acquisition or merger, consolidation or combination of a Borrower or Subsidiary with another Person; (b) an acquisition of record or beneficial ownership of any Equity Interests of a Person; or (c) a direct or indirect loan, guarantee, advance or capital contribution to or other investment in a Person, including accounts receivable received from that Person.
“IP Rights” rights of any Person to use any Intellectual Property.
“IRS” means the United States Internal Revenue Service.
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Lender and any Borrower (or any Subsidiary) or in favor the Lender and relating to any such Letter of Credit.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lease Payments” means all required payments of lessee under operating leases or similar contractual arrangements (whether characterized as rent or otherwise) other than payments arising from indemnification of the lessor.

“Lender’s Office” means, with respect to any currency, the Lender’s address and, as appropriate, account as set forth in Section 10.02, or such other address or account with respect to such currency as the Lender may from time to time notify to the Borrower Agent.
“Letter of Credit” means any standby or documentary letter of credit issued by the Lender for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by the Lender for the benefit of a Borrower, and shall include the Existing Letters of Credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Lender.
“Letter of Credit Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.
“Letter of Credit Conditions” means the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 5 is satisfied as determined by Lender; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Sublimit, no Overadvance exists and Total Revolving Credit Outstandings do not exceed the lesser of (i) Total Revolving Credit Commitments minus all Line Reserves and (ii) the Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in Dollars; and (d) the purpose and form of the proposed Letter of Credit are satisfactory to Lender in its discretion.
“Letter of Credit Expiration Date” means the day that is 30 days prior to the Revolving Credit Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
“Letter of Credit Fees” means, collectively or individually as the context may indicate, the fees with respect to Letters of Credit described in Section 2.09(b).
“Letter of Credit Obligations” means, as at any date of determination, (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate of all Unreimbursed Amounts, including all Letter of Credit Borrowings, plus (c) the aggregate amount of all accrued and unpaid Letter of Credit Fees. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $2,500,000 and (b) the Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Commitments.
“License” means any license or agreement under which a Loan Party is granted IP Rights in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of assets or property or any other conduct of its business.
“Licensor” means any Person from whom a Loan Party obtains IP Rights.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest, or any preference, priority or other security agreement or preferential arrangement in the nature of a security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Lien Waiver” means an agreement, in form and substance reasonably satisfactory to the Lender, by which (a) for any material Collateral located on leased premises or premises subject to a mortgage, the lessor or mortgagee, as applicable, waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Lender to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for the Lender, and agrees to deliver the Collateral to the Lender upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges the Lender’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to the Lender upon request; and (d) for any Collateral subject to a Licensor’s IP Rights, the Licensor grants to the Lender the right, vis-à-vis such Licensor, to enforce the Lender’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.
“Line Reserve” means reserves as the Lender from time to time determines in its reasonable credit judgment as being appropriate to reflect sums that any Loan Party may be required to pay under any Section of this Agreement or any other Loan Document and has failed to pay and amounts for which claims may be reasonably expected to be asserted against the Collateral, including the Rent and Charges Reserve and the aggregate amount of liabilities at any time secured by Liens upon Collateral that are senior to the Lender’s Liens.
“Loan” means an extension of credit under Article II in the form of a Revolving Loan.
“Loan Account” has the meaning assigned to such term in Section 2.11(a).
“Loan Documents” means this Agreement, each Note, each Security Instrument, each Committed Loan Notice, each Issuer Document, each Borrowing Base Certificate, each Compliance Certificate, any agreement creating or perfecting rights in Cash Collateral securing any Obligation hereunder and all other instruments and agreements heretofore or hereafter executed or delivered to or in favor of the Lender in connection with the Loans made and transactions contemplated by this Agreement.
“Loan Obligations” means all Obligations other than amounts (including fees) owing by any Loan Party pursuant to any Credit Product Arrangements.
“Loan Parties” means the Borrowers and each Guarantor, if any.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or condition (financial or otherwise) of either (i) the Borrowers, taken as a whole or (ii) the Company and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of any Loan Party (other than an Excluded Subsidiary) to perform its obligations under any material Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party (other than an Excluded Subsidiary) of any material provision of any Loan Document to which it is a party or on the ability of the Lender to collect any Obligation or realize upon any material portion of the Collateral.
“Material Contract” means any agreement or arrangement to which a Loan Party or Subsidiary is party (other than the Loan Documents) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.
“Material License” has the meaning assigned to such term in Section 7.15.
“Maturity Date” means the Revolving Credit Maturity Date.

“Measurement Period” means, at any date of determination, the most recently completed trailing twelve month fiscal period of the Company and its Subsidiaries for which financial statements have or should have been delivered in accordance with Section 7.01(a) or 7.01(b).
“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or Deposit Account balances provided in accordance with the provisions of Sections 2.03(a)(ii)(B),  2.16(a)(i) or 2.16(a)(ii), an amount equal to 103% of the Outstanding Amount of the applicable Letter of Credit Obligations.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Cash Proceeds” means (a) with respect to any Disposition of Property, proceeds (including, when received, any deferred or escrowed payments) received by a Loan Party in cash from such disposition, net of (i) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (ii) amounts applied to repayment of Debt secured by a Permitted Lien senior to Lender’s Liens on Collateral sold; (iii) transfer or similar taxes; and (iv) reserves for indemnities, until such reserves are no longer needed, and (b) with respect to any issuance of Equity Interests or Indebtedness, proceeds received by a Loan Party in cash from such issuance net of (i) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees, if any, and (ii) applicable taxes payable in connection with and at the time of such issuance.
“Note” means the Revolving Loan Note.
“Obligations” means (a) all amounts owing by any Loan Party to the Lender or any other Credit Party pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any proceeding under any Debtor Relief Law relating to any Loan Party or would accrue but for such filing or commencement, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Lender incurred pursuant to this Agreement, any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof and (b) all Credit Product Obligations; provided that the Obligations of any Loan Party shall not include its Excluded Swap Obligations.
“Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries, consistent with past practices and undertaken in good faith.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Outstanding Amount” means (a) with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and any prepayments or repayments of Revolving Loans occurring on such date and (b) with respect to any Letter of Credit Obligations on any date, the aggregate outstanding amount of such Letter of Credit Obligations on such date after giving effect to any Letter of Credit Extension occurring on such date and any other changes in the aggregate amount of the Letter of Credit Obligations as of such date, including as a result of any reimbursements of amounts paid under outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“Overadvance” has the meaning given to such term in Section 2.01(c).
“Participant” has the meaning assigned to such term in clause (b) of Section 10.06.
“Patent Security Agreement” means any patent security agreement pursuant to which a Loan Party assigns to the Lender, such Person’s interests in its patents, as security for the Obligations.
“Payment in Full” means (a) the indefeasible payment in full in cash of all Obligations, together with all accrued and unpaid interest and fees thereon, other than Letter of Credit Obligations that have been fully Cash Collateralized in an amount equal to 103% of the amount thereof or as to which other arrangements with respect thereto satisfactory to the Lender shall have been made, (b) the Commitments shall have terminated or expired, (c) the obligations and liabilities of each other Borrower under all Credit Product Arrangements shall have been fully, finally and irrevocably paid and satisfied in full and the Credit Product Arrangements shall have expired or been terminated, or other arrangements satisfactory to the counterparties shall have been made with respect thereto, and (d) all claims of the Loan Parties against any Secured Party arising on or before the payment date shall have been released on terms acceptable to the Lender.
“Payment Item” means each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Holder” means each Person who, as of the Closing Date, beneficially owns five percent (5%) or more (on a fully diluted basis) of the outstanding common stock of the Company.
“Perma-Pipe International” means Perma-Pipe International Company, LLC, a Delaware limited liability company.
“Perma-Pipe Projects” means projects performed by Perma-Pipe, Inc. that are subject to a written contract entered into in the Ordinary Course of Business between Perma-Pipe, Inc. and the applicable Account Debtor, which contract provides for multiple billings and requires the applicable Account Debtor to pay for interim shipments prior to final shipment and billing.
“Permitted Liens” has the meaning specified in Section 8.02.
“Permitted Sale Leaseback Transactions” means sale leaseback transactions entered into by a Loan Party following the Closing Date on terms and conditions acceptable to the Lender with an aggregate sale price not to exceed $15,000,000 in the aggregate for all Loan Parties; provided that the Net Cash Proceeds of any such sale leaseback transaction shall be immediately applied to the prepayment of Loans in accordance with Section 2.06(b)(vii).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Pledged Interests” means any Instrument, Investment Property or other Equity Interests constituting Collateral (other than Excluded Assets) hereunder, including the Pledged Interests as of the Closing Date which are set forth on Schedule 4.02 hereto.
“Post-Closing Agreement” means that certain Post-Closing Agreement by and between the Borrower Agent and the Lender dated as of the Closing Date with respect to the satisfaction after the Closing Date of certain collateral matters.
“Properly Contested” means with respect to any obligation of a Loan Party, (a) the obligation is subject to a bona fide dispute regarding amount or such Loan Party’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect; (e) no Lien is imposed on assets of a Loan Party, unless bonded and stayed to the satisfaction of the Lender; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
“Qualified ECP” means any Loan Party with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights appurtenant thereto and all leases, tenancies, and occupancies thereof.
“Recipient” means (a) the Lender or (b) or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, as applicable.
“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Company as prescribed in the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Rent and Charges Reserve” means the aggregate of (a) all past due rent and other amounts owing by a Borrower to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve not to exceed three months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Reporting Trigger Period” means the period (a) commencing on the day that (i) an Event of Default occurs and is continuing or (ii) Availability is less than the greater of (A) twenty percent (20%) of the Revolving Credit Commitments at such time and (B) $5,000,000, in each case, for a period of five (5) consecutive Business Days and (b) continuing until the date that during the previous forty-five (45) consecutive days, (i) no Event of Default has existed and (ii) Availability has been greater than the greater of (A) twenty percent (20%) of the Revolving Credit Commitments at such time and (B) $5,000,000 at all times during such period.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice and (b) with respect to an Letter of Credit Extension, a Letter of Credit Application.
“Reserve” means any reserve constituting all or any portion of the Availability Reserves or the Line Reserve.
“Responsible Officer” means, with respect to each Loan Party, the chief executive officer, president, chief financial officer, treasurer, controller or assistant treasurer or any vice president of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any Subsidiary, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Company’s or any Subsidiary’s stockholders, partners or members (or the equivalent Person thereof) or (iii) any distribution, advance or repayment of Indebtedness to or for the account of a holder of 5% or more of the Equity Interests of the Company.
“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by the Lender pursuant to Section 2.01(a).
“Revolving Credit Commitment” means Lender’s obligation to make Revolving Loans to the Borrowers pursuant to Section 2.01(a).
“Revolving Credit Facility” means the facility described in Section 2.01(a) or 2.03 providing for Revolving Loans and Letter of Credit Extensions to or for the benefit of the Borrowers by the Lender, in the maximum aggregate principal amount at any time outstanding of $25,000,000, as adjusted from time to time pursuant to the terms of this Agreement.
“Revolving Credit Maturity Date” means September 24, 2019.
“Revolving Credit Outstandings” means, the sum of the Outstanding Amount of Revolving Loans and Letter of Credit Obligations at such time.

“Revolving Credit Termination Date” means the earliest of (a) the Revolving Credit Maturity Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.07(a), and (c) the date of termination of the commitment of Lender to make Loans and of the obligation of the Lender to make Letter of Credit Extensions pursuant to Section 9.02.
“Revolving Loan” means a Base Rate Loan or a Eurodollar Rate Loan made to the Borrowers pursuant to Section 2.01(a).
“Revolving Loan Note” means a promissory note made by the Borrowers in favor of the Lender evidencing Revolving Loans made by such Lender, substantially in the form of Exhibit B.
“Royalties” means all royalties, fees, expense reimbursement and other amounts payable by a Loan Party under a License.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw‑Hill Companies, Inc., and any successor thereto.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Laws” means the Securities Act of 1933, the Exchange Act, Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
“Security Instruments” means, collectively or individually as the context may indicate, the Agreement, the Control Agreements, the Patent Security Agreement, the Trademark Security Agreement, each Lien Waiver and all other agreements (including securities account control agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which any Loan Party or other Person shall grant or convey to the Lender a Lien in property as security for all or any portion of the Obligations.
“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.
“Solvent” means, as to any Person, such Person (a) owns property or assets whose fair salable value (as defined below) is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns property or assets whose present fair salable value is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase. For purposes hereof, the amount of all contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.
“Specified Loan Party”: a Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 2.13(c)).
“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Lender.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (but not a representative office of such Person) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
“Subsidiary Guarantor” means any Subsidiary of the Company which executes this Agreement as a Guarantor.
“Swap Contract” means any swap agreement as defined in Section 101(53B)(A) of the Bankruptcy Code.
“Swap Obligation” means, with respect to any Loan Party, any obligation to perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so‑called synthetic, off‑balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Threshold Amount” means $500,000.
“Total Facility Amount” means the sum of the the maximum aggregate principal amount of the Revolving Credit Facility.
“Total Revolving Credit Outstandings” means, without duplication, the aggregate Outstanding Amount of all Revolving Loans and Letter of Credit Outstandings at such time.
“Trademark Security Agreement” means any trademark security agreement pursuant to which any Loan Party assigns to the Lender, such Person’s interest in its trademarks as security for the Obligations.
“Transaction” means the Loan Parties entering into the Loan Documents to which they are a party and the initial funding of the Revolving Credit Facility.
“Treasury Management and Other Services” means (a) all arrangements for the delivery of treasury management services, (b) all commercial credit card and merchant card services; and (c) all other banking products or services (including leases), other than Letters of Credit, in each case, to or for the benefit of any Borrower which are entered into or maintained with the Lender or Affiliate of the Lender and which are not prohibited by the express terms of the Loan Documents.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois; provided that if, with respect to any financing statement or by reason of any mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Lender pursuant to any applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than Illinois, the term “UCC” shall also include the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement, each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“Unused Fee” has the meaning specified in Section 2.09(a).
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“Value” means, with respect to an Eligible Account, the face amount of such Eligible Account, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could reasonably be expected to be claimed by the Account Debtor or any other Person.
“Withholding Agent” means any Loan Party and the Lender.
1.2Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), including any such amendments, supplements or modifications in connection with this Agreement of documents entered into in connection with the Existing Agreement, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)In the computation of periods of time from a specified date to a later specified date: the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.3Accounting Terms.
a.Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
b.Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower Agent or the Lender shall so request, the Lender and the Borrower Agent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lender); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower Agent shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
c.Other Pro Forma Calculations. Any pro forma calculation of the Consolidated Fixed Charge Coverage Ratio shall be made (i) as if all Indebtedness incurred or Investments or Disposition made at the time of such measurement had been incurred or made, as applicable, on the first day of the Measurement Period most recently ended for which the Borrower Agent has delivered (or was required to deliver) financial statements pursuant to Sections 7.01(a) or 7.01(b), (ii) as if all Indebtedness repaid at the time of such measurement had been paid on the last day of the Measurement Period most recently ended for which the Borrower Agent has delivered (or was required to deliver) financial statements pursuant to Sections 7.01(a) or 7.01(b), and (iii) pro forma for any other element of the relevant transaction that would affect the calculation of Consolidated Fixed Charge Coverage Ratio.

1.04    Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of Illinois from time to time: “Account,” “Certificated Security,” “Chattel Paper,” “Deposit Account,” “Equipment,” “Financial Asset,” “Document,” “Electronic Chattel Paper,” Financial Asset,” “Fixture,” “General Intangibles,” Goods,” “Instruments,” “Inventory,” “Investment Property,” “Letter of Credit Rights,” “Payment Intangibles,” “Proceeds,” “Record,” “Security,” “Security Entitlement,” “Software,” “Supporting Obligations,” “Tangible Chattel Paper” and “Uncertificated Security.”

1.05    Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.07    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the undrawn amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.1Loan Commitments.
a.Revolving Credit Commitments. Subject to the terms and conditions set forth herein, the Lender agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period for the Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of the Revolving Credit Facility, or (y) the Borrowing Base; subject in each case to the following limitations:
i.after giving effect to any Revolving Borrowing, the Total Revolving Outstandings shall not exceed the lesser of (A) the amount of the Revolving Credit Facility minus the Line Reserves, if any, and (B) the Borrowing Base, and

ii.the Outstanding Amount of all Letter of Credit Obligations shall not at any time exceed the Letter of Credit Sublimit.

(I)    Within the limits of the Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(a), prepay under the terms of this Agreement, and reborrow under this Section 2.01(a).
b.[Reserved].
c.Overadvances. If the aggregate Revolving Loans exceed the Borrowing Base (“Overadvance”) at any time the excess amount shall be payable by Borrowers on demand by the Lender, but all such Revolving Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Any funding or sufferance of an Overadvance shall not constitute a waiver of the Event of Default caused thereby.

2.2Borrowings, Conversions and Continuations of Loans.
a.Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by telephone. Each such notice must be received by the Lender not later than 11:00 a.m. (i) two Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrowers pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Lender of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower Agent. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Sections 2.02(e) and 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) the principal amount of Loans to be borrowed, converted or continued, (ii) the Type of Loans to be borrowed or to which existing Loans are to be converted, (iii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day) and (iv) if applicable, the duration of the Interest Period with respect thereto. If the Borrowers fail to specify a Type of Loan in a Committed Loan Notice or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrowers request a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
b.Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Lender.
c.The Lender shall promptly notify the Borrower Agent of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Lender shall notify the Borrower Agent of any change in the Lender’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
d.After giving effect to all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than six (6) Interest Periods in effect in respect of the Facilities.
e.Borrowers hereby irrevocably authorize the Lender, in the Lender’s reasonable discretion, to advance to Borrowers, and/or to pay and charge to Borrowers’ Loan Account hereunder, all sums necessary to pay (i) any interest accrued on the Obligations when due and to pay all fees, costs and expenses and other Obligations at any time owed by any Loan Party to the Lender hereunder and (ii) any service charge or expenses due pursuant to Section 10.04 when due. The Lender shall advise the Borrower Agent of any such advance or charge promptly after the making thereof. Such action on the part of the Lender shall not constitute a waiver of the Lender’s rights and the Borrowers’ obligations under Section 2.06(b)(vi). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(e) shall constitute Revolving Loans (notwithstanding the failure of the

Borrowers to satisfy any of the conditions to Credit Extensions in Section 5.02) and Obligations hereunder and shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.

2.3Letter of Credit Facility.
a.The Letter of Credit Commitment.
i.Subject to the terms and conditions set forth herein, the Lender agrees, (1) from time to time on any Business Day during the period from the Closing Date until the earlier to occur of the Letter of Credit Expiration Date or the termination of the Availability Period, to issue Letters of Credit at the request of the Borrower Agent for the account of the Company or the Company and any other Borrower, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; provided that the Lender shall not be obligated to make any Letter of Credit Extension with respect to any Letter of Credit, if as of the date of such Letter of Credit Extension, (A) the Total Revolving Credit Outstandings would exceed the Borrowing Base or the Revolving Credit Commitment minus the Line Reserve, or (B) the Outstanding Amount of the Letter of Credit Obligations would exceed the Letter of Credit Sublimit. Each request by the Borrower Agent for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower Agent that the Letter of Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit, if any, shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof and all fees in respect thereof pursuant to Section 2.09(b) shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to the Existing Letters of Credit, except to the extent that such fees are also payable pursuant to Section 2.09(b)) as if the Existing Letters of Credit had been issued on the Closing Date. Notwithstanding the foregoing, (a) the Borrowers shall not be required to pay any additional issuance fees with respect to the issuance of the Existing Letters of Credit solely as a result of such letters of credit being converted to a Letter of Credit hereunder, it being understood that the fees set forth in Section 2.09(b) shall otherwise apply to the Existing Letters of Credit and (b) no Existing Letter of Credit may be extended or renewed.
ii.The Lender shall not issue any Letter of Credit, if:
a.the expiry date of such requested Letter of Credit would occur (i) as to standby Letters of Credit, more than twelve months after the date of issuance or last renewal, and (ii) as to commercial Letters of Credit, later than the 270 days after the date of issuance thereof unless in each case the Lender has approved such expiry date; or
b.the expiry date of such requested Letter of Credit would occur after the Revolving Credit Maturity Date; provided, further, that a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Revolving Credit Maturity Date so long as the Borrowers no later than 20 days prior to the Revolving Credit Maturity Date either (1) Cash Collateralize the remaining Letter of Credit Obligations with respect to such Letter of Credit in the Minimum Collateral Amount, (2) deliver to the Lender a backup letter of credit having terms acceptable to the Lender and issued by a domestic financial institution having a rating assigned by a Rating Agency to its senior unsecured long term indebtedness of AA/Aa2 or (3) deliver to the Lender other collateral satisfactory to the Lender;
iii.The Lender shall not be under any obligation to issue any Letter of Credit if:
a.any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing such Letter of Credit or any Law applicable to the Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender shall prohibit, or request that the Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Closing

Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Lender in good faith deems material to it; or
b.the issuance of such Letter of Credit would violate one or more policies of the Lender; or
c.such Letter of Credit is in an initial amount less than $10,000.
iv.The Lender shall not amend any Letter of Credit if the Lender would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
v.The Lender shall be under no obligation to amend any Letter of Credit if (A) the Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
vi.
b.Procedures for Issuance and Amendment of Letters of Credit; Auto‑Extension Letters of Credit.
i.Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower Agent delivered to the Lender in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower Agent and, if applicable, of the applicable Borrower. Such Letter of Credit Application must be received by the Lender not later than 11:00 a.m. at least two Business Days (or such later date and time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing or presentation thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing or presentation thereunder; and (G) such other matters as the Lender may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Lender may reasonably require. Additionally, the Borrower Agent shall furnish to the Lender such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Lender may require.
ii.If the Borrower Agent so requests in any applicable Letter of Credit Application, the Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit other than a commercial Letter of Credit that has automatic extension provisions (each, an “Auto‑Extension Letter of Credit”); provided that any such Auto‑Extension Letter of Credit must permit the Lender to prevent any such extension at least once in each twelve‑month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Lender, the Borrower Agent shall not be required to make a specific request to the Lender for any such extension.
iii.Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Lender will also deliver to the Borrower Agent a true and complete copy of such Letter of Credit or amendment.
c.Drawings and Reimbursements. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing or presentation of documents under such Letter of Credit, the Lender shall notify the Borrower Agent thereof. Not later than 1:00 p.m. on the date of any payment by the Lender under a Letter of Credit (each such date, an “Honor Date”), any Borrower shall reimburse the Lender in Dollars and in an amount equal to the amount of such drawing. In such event, the Borrower Agent shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the amount of such drawing that has not been reimbursed by any Borrower (the “Unreimbursed Amount”), without regard to the minimum and multiples specified in Section 2.03 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Committed Loan Notice).

d.Obligations Absolute. The obligation of the Borrowers to reimburse the Lender for each drawing under each Letter of Credit, and to repay each Letter of Credit Borrowing shall be joint and several and absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
i.any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
ii.the existence of any claim, counterclaim, set-off, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
iii.any draft, demand, certificate or other document or endorsement presented under or in connection with such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
iv.any payment by the Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
v.any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary;

provided that, notwithstanding anything to the contrary provided herein, the Borrower Agent may examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower Agent’s instructions or other irregularity, the Borrower Agent will immediately notify the Lender. The Borrower Agent shall be conclusively deemed to have waived any such claim against the Lender unless such notice is given as aforesaid.
e.Role of the Lender as Issuer of Letter of Credit. The Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee or any other Person at law or under any other agreement. The Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Lender shall not be responsible for the validity or sufficiency of any instrument endorsing, transferring or assigning or purporting to endorse, transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
f.Applicability of ISP and UCP. Unless otherwise expressly agreed by the Lender and the Borrower Agent, when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
g.Fronting Fee and Documentary and Processing Charges Payable to the Lender. The Borrowers shall pay directly to the Lender for its own account a fronting fee with respect to each Letter of Credit, at a rate equal to one-eighth of one percent (0.125%), computed on the amount of such Letter of Credit (a “Fronting Fee”), and payable upon the issuance or renewal (automatic or otherwise) thereof or upon any amendment increasing the amount thereof. In addition, the Borrowers shall pay directly to the Lender for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Lender relating to letters of credit issued by it as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
h.Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
i.Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary or any other Borrower, each Borrower shall be obligated to reimburse the Lender hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries or any other Borrower inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries or other Borrower.

2.4Reserved.

2.5Repayment of Loans. The Borrowers shall repay to the Lender on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Loans outstanding on such date.

2.6Prepayments.
a.Optional. The Borrowers may, upon notice to the Lender from the Borrower Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Lender not later than 11:00 a.m. (1) two Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. If such notice is given by the Borrower Agent, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.
b.Mandatory.
i.[Reserved].
ii.Asset Dispositions. If any assets or property of a Loan Party or any of its Domestic Subsidiaries is subject to a Disposition (other than any Disposition of any property permitted by Section 8.05(a), (c), (f), (g) or (h)) which results in the realization by such Person of Net Cash Proceeds in excess of $500,000, the Borrowers shall prepay an aggregate principal amount of outstanding Loans up to 100% of such Net Cash Proceeds immediately upon receipt thereof by such Person.
iii.Equity Issuance. Upon the sale or issuance by any Loan Party or any of its Domestic Subsidiaries of any of its Equity Interests and any sales or issuances of Equity Interests to another Loan Party), the Borrowers shall prepay an aggregate principal amount of outstanding Loans up to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary.
iv.Debt Incurrence. Upon the incurrence or issuance by any Loan Party or any of its Domestic Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 8.01), the Borrowers shall prepay an aggregate principal amount of outstanding Loans up to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Domestic Subsidiary.
v.[Reserved.]
vi.Overadvances. If for any reason the Total Revolving Credit Outstandings at any time exceed the lesser of (x) the Borrowing Base and (y) the amount of the Revolving Credit Facility minus the Line Reserve at such time, the Borrowers shall upon demand prepay Revolving Loans and Letter of Credit Borrowings and/or Cash Collateralize the Letter of Credit Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the Letter of Credit

Obligations pursuant to this Section 2.06(b)(vi) unless, after the prepayment of the Revolving Loans, the Total Revolving Credit Outstandings exceed the amount of the Revolving Credit Facility at such time.
vii.Application of Mandatory Prepayments. Prepayments of the Revolving Credit Facility made pursuant to this Section 2.06(b), first, shall be applied ratably to the Letter of Credit Borrowings, second, shall be applied ratably to the outstanding Revolving Loans, third, shall be used to Cash Collateralize the remaining Letter of Credit Obligations in the Minimum Collateral Amount and, fourth, the amount remaining, if any, after the prepayment in full of all Letter of Credit Borrowings and Revolving Loans outstanding at such time and the Cash Collateralization of the remaining Letter of Credit Obligations in the Minimum Collateral Amount, may be retained by the Borrowers for use in the ordinary course of Borrowers’ business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the Lender.
viii.Reinvestment. Notwithstanding the foregoing, (A) with respect to any Net Cash Proceeds less than $500,000 realized in connection with a Disposition described in Section 2.06(b)(ii), at the election of the Borrowers (as notified by the Borrower Agent to the Lender on or prior to the date of such Disposition or receipt of proceeds) and so long as no Default shall have occurred and be continuing, such Loan Party or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets within 180 days after the receipt of such Net Cash Proceeds (the consummation of such reinvestment to be certified by the Borrowers in writing to the Lender within such period); provided, however, that any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.06(b) and (B) with respect to Net Cash Proceeds equal to or greater than $500,000 realized in connection with a Disposition described in Section 2.06(b)(ii), if the Borrowers have requested that Lender agree to permit Borrowers or the applicable Subsidiary to repair or replace the Collateral subject to such Disposition, such amounts shall be held as Cash Collateral and provisionally applied to reduce the outstanding principal balance of the Revolving Credit Loans (but shall not create Availability) until the earlier of Lender’s decision with respect thereto or the expiration of 180 days from such request. If Lender, after consultation with the Borrowers agrees in its reasonable judgment to permit such repair or replacement, such amount shall, unless an Event of Default is in existence, be remitted to Borrowers for use in replacing or repairing the Collateral so Disposed of at such time and in such amounts as the Lender may determine in its reasonable credit judgment. If Lender declines to permit such repair or replacement or does not respond to Borrowers request within such 180 day period, such amount shall be applied to the Loans in the manner otherwise specified in this Section 2.06(b).

2.7Termination or Reduction of Commitments. The Borrowers may, upon five Business Days’ prior notice to the Lender from the Borrower Agent, terminate the Revolving Credit Commitments or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Credit Commitments or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Lender not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce (A) the Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Commitments or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of Letter of Credit Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit and (iv) if, after giving effect to any reduction or termination of the Revolving Credit Commitments or the Letter of Credit Sublimit, the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Commitment such Sublimit shall be automatically reduced by the amount of such excess. All fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.
2.8Interest.
a.Subject to the provisions of subsection (b) below:  (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

b.(i)    If any amount payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
i.If any other Event of Default exists, then the Lender may require (and notify the Borrowers thereof) that all outstanding Loan Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.
ii.Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
c.Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.9Fees.
a.Unused Fee. The Borrowers shall pay to the Lender a fee (the “Unused Fee”) equal to the Applicable Margin times the actual daily amount by which the Revolving Credit Commitments exceeds the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of Letter of Credit Obligations. The Unused Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in ARTICLE V is not met, and shall be due and payable quarterly in arrears on the first Business Day of each August, November, February and May, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. If there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.
b.Letter of Credit Fees. Subject to the provisions of the last sentence of this clause (b), the Borrowers shall pay to the Lender in Dollars, a Letter of Credit fee (“Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin for Eurodollar Rate Loans times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. The Letter of Credit Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in ARTICLE V is not met, and shall be due and payable quarterly in arrears on the first Business Day of each August, November, February and May, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. If there is any change in the Applicable Margin for Eurodollar Rate Loans during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin for Eurodollar Rate Loans separately for each period during such quarter that such Applicable Margin was in effect. At all times that the Default Rate shall be applicable to any Loans pursuant to Section 2.08(b), the Letter of Credit Fees payable under this clause (b) shall accrue and be payable at the Default Rate.
c.Fee Letter. The Borrowers agree to pay to the Lender, for its own account, the fees payable in the amounts and at the times set forth in the Fee Letter.
d.Generally. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Lender. Fees paid shall not be refundable under any circumstances.

2.10Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) and the Unused Line Fee shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11Evidence of Debt. The Credit Extensions made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender (the “Loan Account”) in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lender to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrowers shall execute and deliver to the Lender a Note, which shall evidence the Lender’s Loans in addition to such accounts or records. The Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.12Payments Generally; Application.
a.All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Lender at the Lender’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.
b.All payments and, except as provided in Section 2.06, all proceeds of Collateral received by Lender shall be applied, subject to the provisions of this Agreement, first, to pay any fees, indemnities, or expense reimbursements then due to Lender; second, to pay interest due in respect of all Loans and Credit Product Obligations; third, to pay or prepay principal of the Loans and unpaid reimbursement obligations in respect of Letters of Credit; fifth, to pay an amount to Lender equal to all outstanding Letter of Credit Obligations to be held as Cash Collateral for such Obligations; and sixth, to the payment of any other Obligation (including amounts related to Credit Product Obligations) due to Lender by Borrowers. Notwithstanding the foregoing, after the occurrence and during the continence of an Event of Default, Lender shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Lender or its agent against the Obligations, in such manner as Lender may deem advisable, notwithstanding any entry by Lender upon any of its books and records.

2.13Nature and Extent of Each Borrower’s Liability.
a.Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for all Obligations except Excluded Swap Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until the Facility Termination Date, and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Borrower is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by the Lender with respect thereto; (iii) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by the Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Borrower; (v) any election by the Lender in proceeding under Debtor Relief Laws for the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (vii) the disallowance of any claims of the Lender against any Borrower for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except full payment in cash or Cash Collateralization of all Obligations on the Facility Termination Date.
b.Waivers.
i.Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel the Lender to marshal assets or to proceed against any Borrower, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than full payment of all Obligations. It is agreed among each Borrower, the Lender that the provisions of this Section 2.13 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, the Lender would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.
ii.The Lender may, in its discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 2.13. If, in taking any action in connection with the exercise of any rights or remedies, the Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that such Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of the Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. The Lender may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by the Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether the Lender or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 2.13, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which the Lender might otherwise be entitled but for such bidding at any such sale.
c.Extent of Liability; Contribution.
i.Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 2.13 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.
ii.If any Borrower makes a payment under this Section 2.13 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 2.13 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.
iii.Each Loan Party that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 2.13 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Payment in Full of the Obligations. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Loan Party for all purposes of the Commodity Exchange Act.

d.Direct Liability; Separate Borrowing Availability. Nothing contained in this Section 2.13 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), Letter of Credit Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.
e.Joint Enterprise. Each Borrower has requested that the Lender make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. The Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. The Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. The Borrowers acknowledge that the Lender’s willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.
f.Subordination. Each Loan Party hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Loan Party, howsoever arising, to the full payment in cash or Cash Collateralization of all Obligations on the Facility Termination Date.
g.Borrower Agent. Each Borrower hereby irrevocably appoints and designates the Company (“Borrower Agent”) as its representative and agent and attorney-in-fact for all purposes under the Loan Documents, including requests for Credit Extensions, designation of interest rates, delivery or receipt of communications and all notices, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Lender. Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any Loan Party by the Borrower Agent shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if made directly by such Loan Party and Lender shall be entitled to rely thereon. The Lender may give any notice to or communication with a Borrower or other Loan Party hereunder to Borrower Agent on behalf of such Borrower or Loan Party.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY
3.1Taxes.
a.Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
i.Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes except as required by applicable Law.
ii.If any applicable Laws (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
b.Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
c.Tax Indemnification by the Borrowers. Without limiting the provisions of subsection (a) or (b) above, each Loan Party shall, and does hereby, indemnify the Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Loan Parties or the Lender or paid by the Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.
d.Evidence of Payments. Upon request by the Borrower Agent or the Lender, as the case may be, after any payment of Taxes by the Loan Parties or by the Lender to a Governmental Authority as provided in this Section 3.01, the Borrower Agent shall deliver to the Lender or the Lender shall deliver to the Borrower Agent, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower Agent or the Lender, as the case may be.
e.Treatment of Certain Refunds. If the Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by any Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Lender, agrees to repay the amount paid over to any Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
f.FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
g.Survival. Each party’s obligations under this Section 3.01 shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.2Illegality. If the Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by the Lender to the Borrower Agent, (i) any obligation of the Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of the Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurodollar Rate component of the Base Rate, in each case until the Lender notifies the Borrower Agent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Loan Parties shall, upon demand from the Lender, prepay or, if applicable, convert all Eurodollar Rate Loans of the Lender to Base Rate Loans (the interest rate on which Base Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of the Lender determining or charging interest rates based upon the Eurodollar Rate, the Lender shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until it is no longer illegal for the Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Loan Parties shall also pay accrued interest on the amount so prepaid or converted.

3.3Inability to Determine Rates. If the Lender determines that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly so notify the Borrower Agent. Thereafter, (x) the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Lender revokes such notice. Upon receipt of such notice, the Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.4Increased Costs; Reserves on Eurodollar Rate Loans.
a.Increased Costs Generally. If any Change in Law shall:
i.impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement contemplated by Section 3.04(e));
ii.subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (c) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
iii.impose on the Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Loans made by the Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to the Lender of in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Loan Parties will pay to the Lender, as the case may be, such additional amount or amounts as will compensate the Lender, as the case may be, for such additional costs incurred or reduction suffered.
b.Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or any Lending Office of the Lender or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitments of the Lender or the Loans made by, or participations in Letters of Credit held by, the Lender, or the Letters of Credit issued by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time pursuant to subsection (c) below the Loan Parties will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.
c.Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower Agent shall be conclusive absent manifest error. The Loan Parties shall pay the Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
d.Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Loan Parties shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that Lender notifies the Loan Parties of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine‑month period referred to above shall be extended to include the period of retroactive effect thereof).
e.Reserves on Eurodollar Rate Loans. The Borrowers shall pay to the Lender, as long as the Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency Liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower Agent shall have received at least 10 days’ prior notice of such additional interest from the Lender. If the Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
f.Similar Treatment. The Lender may not request compensation under this Section 3.04 unless the Lender is generally requiring such amounts to be paid by borrowers on similar loans to similarly situated borrowers.

3.5Compensation for Losses. Upon demand of the Lender, the Borrowers shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:
a.any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
b.any failure by Borrowers (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower Agent;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrowers to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
3.6Survival. All of the Borrowers’ obligations under this ARTICLE III shall survive the occurrence of the Facility Termination Date.

ARTICLE IV

SECURITY AND ADMINISTRATION OF COLLATERAL

4.1Security Interest in Collateral. To secure the prompt payment and performance to the Lender of the Obligations, each Loan Party hereby grants to the Lender (and its Affiliates with respect to Credit Product Obligations) a continuing Lien upon all of such Loan Party’s assets, including all of the following property and interests in property of such Loan Party, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:
a.all Accounts;
b.all Goods, including, without limitation, all Equipment (including Rolling Stock), Fixtures and Inventory;
c.all Chattel Paper (whether tangible or electronic);
d.the Commercial Tort Claims specified on Schedule 4.01;
e.all Deposit Accounts, all cash, and all other property from time to time deposited therein or otherwise credited thereto and the monies and property in the possession or under the control of the Lender or any affiliate, representative, agent or correspondent of the Lender;

f.all Documents
g.all General Intangibles (including, without limitation, all Payment Intangibles, Intellectual Property and Licenses);
h.all Instruments (including, without limitation, Promissory Notes);
i.all Investment Property;
j.all Letter‑of‑Credit Rights;
k.all Pledged Interests;
l.all Supporting Obligations;
m.all other tangible and intangible personal property of such Loan Party (whether or not subject to the UCC), including, without limitation, all bank and other accounts and all cash and all investments therein, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of such Loan Party described in the preceding clauses of this Section 4.01 hereof (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by such Loan Party in respect of any of the items listed above), and all books, correspondence, files and other Records including, without limitation, all tapes, disks, cards, Software, data and computer programs in the possession or under the control of such Loan Party or any other Person from time to time acting for such Loan Party that at any time evidence or contain information relating to any of the property described in the preceding clauses of this Section 4.01 hereof or are otherwise necessary or helpful in the collection or realization thereof; and
n.all Proceeds, including all Cash Proceeds and Noncash Proceeds, and products of any and all of the foregoing Collateral;

in each case howsoever such Loan Party’s interest therein may arise or appear (whether by ownership, security interest, claim or otherwise).
Notwithstanding anything herein to the contrary, the term “Collateral” shall not include, and no Loan Party is pledging, nor granting a security interest hereunder in, any Excluded Assets.
4.2Other Collateral.
a.Commercial Tort Claims. The Loan Parties shall promptly notify the Lender in writing upon any Loan Party incurring or otherwise obtaining a Commercial Tort Claim after the Closing Date against any third party and, upon request of the Lender, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by the Lender to give the Lender a security interest in any such Commercial Tort Claim. The Loan Parties represent and warrant that as of the date of this Agreement, to their knowledge, no Loan Party possesses any Commercial Tort Claims.
b.Other Collateral. The Loan Parties shall promptly notify the Lender in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter of Credit Rights or Electronic Chattel Paper and, upon the request of the Lender, promptly execute such other documents, and do such other acts or things deemed appropriate by the Lender to deliver to the Lender control with respect to such Collateral; promptly notify the Lender in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and, upon the request of the Lender, will promptly execute such other documents, and do such other acts or things deemed appropriate by the Lender to deliver to the Lender possession of such Documents (to the extent negotiable) and Instruments, and with respect to non‑negotiable Documents, to have such non‑negotiable Documents issued in the name of the Lender; and with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document, obtain an acknowledgment from the third party that it is holding the Collateral for the benefit of the Lender.
c.Lien Perfection; Further Assurances. The Loan Parties shall execute and deliver such instruments, assignments or documents (other than UCC-1 financing statements as are required by the UCC) as are necessary to perfect the Lender’s Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of the Lender’s Lien upon the Collateral. Unless prohibited by applicable Law, each Loan Party hereby authorizes the Lender to execute and file any such financing statement, including financing statements that indicate the Collateral (a) as all assets of such Loan Party or words of similar effect, or (b) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 4.01 on such Loan Party’s behalf. Each Loan Party also hereby ratifies its authorization for the Lender to have filed in any jurisdiction any like financing statements or amendments thereto if filed prior to the date hereof. At the Lender’s request, each Loan Party shall also promptly execute or cause to be executed and shall deliver to the Lender any and all documents, instruments and agreements deemed necessary by the Lender, to give effect to or carry out the terms or intent of the Loan Documents.
d.[Reserved].
e.Investment Property and other Equity Interests.
i.Form of Pledged Interests. At no time shall any Pledged Interests: (a) be held or maintained in the form of a security entitlement or credited to any securities account other than security entitlements credited to a securities account that is listed on Schedule 6.19 (as supplemented from time to time) and that is subject to the control of the Lender pursuant to Section 4.05; and (b) which constitute a “security” under Article 8 of any applicable Uniform Commercial Code be maintained in the form of uncertificated securities. With respect to any Pledged Interests that are “securities” under Article 8 of the applicable UCC, such Pledged Interests are, and shall at all times be, represented by the share certificates listed on Schedule 4.02 hereto (as supplemented from time to time), and such share certificates, with stock powers duly executed in blank by the applicable Loan Party, shall have been delivered to the Lender.
ii.Delivery of Certificates. All certificates or instruments representing or evidencing any Pledged Interests shall be delivered to and held by or on behalf of the Lender pursuant hereto, shall be in suitable form for further transfer by delivery, and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank. The Pledged Interests consisting of Equity Interests pledged hereunder have been duly authorized and validly issued and are fully paid and non‑assessable.
iii.Issuer Agreements. Upon reasonable request of the Lender and if required to perfect the security interest of the Lender in any Pledged Interests, each Loan Party that is the issuer of any Pledged Interests shall and shall cause each other Person that is the issuer of any Pledged Interests to (a) acknowledge in writing the security interest and Lien of the Lender in such Collateral granted by the Loan Party owning such Pledged Interests, (b) agree in writing that, with respect to any such Pledged Interests, it will comply with the instructions originated by the Lender without further consent of any other Loan Party and (c) confirm and agree in writing that, with respect to any such Pledged Interests, it has not received notice of any other Lien therein (other than the Lien in favor of the Lender hereunder) and will not comply with the instructions originated by any Person (other than the Lender) without further consent of the Lender.
iv.Distributions on Investment Property and other Equity Interests. In the event that any cash dividend or cash distribution (a “Dividend”) is paid on any Pledged Interests of any Loan Party at a time when no Event of Default has occurred and is continuing, such Dividend may be paid directly to the applicable Loan Party. If an Event of Default has occurred and is continuing, then, any such Dividend or payment (other than Dividends described in clause (d) of Section 8.06) shall be paid directly to the Lender for the benefit of the Credit Parties.
v.Voting Rights with respect to Equity Interests. So long as no Event of Default has occurred and is continuing, Loan Parties shall be entitled to exercise any and all voting and other consensual rights pertaining to any of the Pledged Interests or any part thereof for any purpose not prohibited by the terms of this Agreement. If an Event of Default shall have occurred and be continuing, all rights of Loan Parties to exercise the voting and other consensual rights that it would otherwise be entitled to exercise shall, at the Lender’s option, be suspended, and all such rights shall, at the Lender’s option, thereupon become vested in the Lender for the benefit of the Credit Parties during the continuation of such Event of Default, and the Lender shall, at its option, thereupon have the sole right to exercise such voting and other consensual rights and during the continuation of such Event of Default and the Lender shall have the right to act with respect thereto as though it were the outright owner thereof. After all Events of Default have been waived in accordance with the provisions hereof, and so long as the Obligations shall not have been accelerated, each Loan Party shall have the right to exercise the voting and other consensual rights and powers that it would have otherwise been entitled to pursuant to this Section 4.02(v).
vi.Securities Accounts. No Loan Party shall maintain any securities accounts with any securities intermediary that are not identified on Schedule 6.19 (as supplemented from time to time) and as to which such securities intermediary and such Loan Party have entered into a Control Agreement with the Lender in which such Loan Party irrevocably authorizes and directs such securities intermediary to dispose of such Collateral at the direction of the Lender and to comply with the instructions originated by the Lender without further consent of such Loan Party. The Lender agrees with the Loan Parties that such instruction shall not be given by the Lender unless an Event of Default has occurred and is continuing.
vii.Organizational Documents. With respect to each issuer of any Pledged Interests of each Loan Party, such Loan Party shall promptly deliver to the Lender (a) copies of the Organizational Documents of such issuer, together with all amendments thereto and any shareholder or similar agreement in respect of such Pledged Interests to which such Loan Party is a party and (b) at the request of the Lender, the consent of each other party to any such document or agreement to the pledge by such Loan Party of such Pledged Interests hereunder and to the transfer of such Pledged Interests to the Lender or its nominee at any time after the occurrence and during the continuance of an Event of Default.

4.3Collateral Administration.
a.Administration of Accounts.
i.Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon. If Accounts in an aggregate face amount of $500,000 or more cease to be Eligible Accounts, Borrower Agent shall notify the Lender of such occurrence promptly (and in any event within one Business Day) after Borrower Agent has knowledge thereof.
ii.Taxes. If an Account of any Borrower includes a charge for any Taxes, the Lender is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that the Lender shall not be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.
iii.Account Verification. Whether or not a Default or Event of Default exists, the Lender shall have the right at any time, in the name of the Lender, any designee of the Lender or (during the continuance of any Event of Default) any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with the Lender in an effort to facilitate and promptly conclude any such verification process.
iv.Proceeds of Collateral. Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to the Concentration Account (or a lockbox relating to the Concentration Account). If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for the Lender and promptly (not later than the next Business Day) deposit same into the Concentration Account.
b.Administration of Inventory.
i.Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions. Each Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by the Lender when an Event of Default exists) and periodic cycle counts consistent with historical practices, and, upon request of Lender, shall provide to the Lender a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as the Lender may request. The Lender may participate in and observe each physical count. If any Event of Default is continuing, the Lender may cause additional inventories to be taken and reports made as the Lender determines (each, at the expense of the Loan Parties) in its reasonable discretion.
ii.Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (A) such return is in the Ordinary Course of Business; (B) no Default, Event of Default or Overadvance exists or would result therefrom; (C) the Lender is promptly notified if the aggregate value of all Inventory returned in any month exceeds $500,000; and (D) any payment received by a Borrower for a return is promptly remitted to the Lender for application to the Obligations.
iii.Consignments, Sale and Maintenance. Each Borrower shall keep all Inventory held on consignment or approval physically separate and readily identifiable from all owned Inventory. No Borrower shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory in an aggregate amount in excess of $500,000. Each Borrower shall take all steps to assure that all Inventory is produced in accordance with applicable Law, including the FLSA. The Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable Laws.

c.Landlord, Processor and Storage Agreements. Each Loan Party shall provide the Lender, upon request with copies of all agreements between any Loan Party or any of its Subsidiaries and any landlord, warehouseman, processor, bailee, distributor or consignee which owns or is the lessee of any premises at which any Collateral may, from time to time, be kept. With respect to any lease (other than leases for sales offices), bailment, warehousing agreement, any processing agreement or similar agreement in any case entered into after the Closing Date, each Loan Party shall use commercially reasonable efforts to provide the Lender with a Lien Waiver with respect to such premises. In the event Loan Parties do not provide the Lender with any such Lien Waiver with respect to any such premises within 30 days after Inventory is at such location or 90 days after the Closing Date, whichever is later, Loan Parties acknowledge that, in the Lender’s reasonable credit judgment, Inventory at such location shall not be Eligible Inventory or the Lender shall establish a Rent and Charges Reserve for such location.

4.4Further Assurances.
a.New Deposit Accounts and Securities Accounts. Concurrently with or prior to the opening of a Deposit Account, Securities Account, commodities account, securities entitlement or commodity contract by any Loan Party, other than any Excluded Deposit Account, such Loan Party shall deliver to the Lender a Control Agreement covering such Deposit Account, Securities Account, securities entitlement or commodity contract, duly executed by such Loan Party, the Lender and the applicable Controlled Account Bank, securities intermediary or financial institution at which such account is maintained or with which such entitlement or contract is carried, as the case may be.
b.UCC Authorization. The Lender is hereby irrevocably authorized to execute (if necessary) and file or cause to be filed, with or if permitted by applicable Law without the signature of any Borrower appearing thereon, all UCC financing statements reflecting any Borrower as “debtor” and the Lender as “secured party,” and continuations thereof and amendments thereto, as the Lender reasonably deems necessary or advisable to give effect to the transactions contemplated hereby and by the other Loan Documents.

4.5Cash Management.
a.Controlled Deposit Account. In accordance with the Post-Closing Agreement and Section 7.19, the applicable Loan Party, the Lender and the applicable Controlled Account Bank shall enter into a Control Agreement with respect to each Deposit Account listed on Schedule 6.19, other than Excluded Deposit Accounts, which shall include all lockboxes and related lockbox accounts used for the collection of Accounts. Each Loan Party agrees that all invoices rendered and other requests made by any Loan Party for payment in respect of Accounts shall contain a written statement directing payment in respect of such Accounts to be paid to a Controlled Deposit Account in its name. At the request of the Lender, the Borrower Agent shall cause bank statements and/or other reports to be delivered to the Lender not less often than monthly, accurately setting forth all amounts deposited in each Deposit Account to ensure the proper transfer of funds as set forth above. All remittances received by any Loan Party on account of Accounts, together with the proceeds of any other Collateral, shall be held as the Lender’s property, for its benefit and the benefit of the Lender, by such Loan Party as trustee of an express trust for the Lender’s benefit and such Loan Party shall immediately deposit same in kind in a Controlled Deposit Account. The Lender retains the right at all times after the occurrence and during the continuance of a Default or an Event of Default to notify Account Debtors that a Loan Party’s Accounts have been assigned to the Lender and to collect such Loan Party’s Accounts directly in its own name, or in the name of the Lender’s agent, and to charge the collection costs and expenses, including reasonable attorneys’ fees, to the Loan Account.
b.Concentration Account. Each Control Agreement with respect to a Controlled Deposit Account shall require that, during a Dominion Trigger Period, the Controlled Account Bank transfer all cash receipts and other collections (provided that unless otherwise directed by the Lender, up to $100,000 shall be permitted to remain in Perma-Pipe’s Canadian dollar account maintained at Bank of Montreal) by ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the concentration account maintained by the Lender at the Lender (the “Concentration Account”). The Concentration Account shall at all times be under the sole dominion and control of the Lender. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Concentration Account shall be applied as provided in this Section 4.05(c) below. In the event that, notwithstanding the provisions of this Section 4.04, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections described above, such proceeds and collections shall be held in trust by such Loan Party for the Lender, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into a Controlled Deposit Account or, during a Dominion Trigger Event, the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Lender.
c.Application of Funds in the Concentration Account. All funds received in the Concentration Account in immediately available funds shall be applied in accordance with Section 2.06(b)(vii). All funds received in the Concentration Account that are not immediately available funds (checks, drafts and similar forms of payment) shall be deemed applied by the Lender on account of the Obligations (subject to final payment of such items) in accordance with the foregoing sentence on the first Business Day after receipt by the Lender of such items in the Lender’s account located in Chicago, Illinois. If as the result of such application of funds a credit balance exists in the Concentration Account, such credit balance shall not accrue interest in favor of Borrowers but shall, so long as no Default or Event of Default then exists, be disbursed to Borrowers or otherwise at Borrower Agent’s direction, upon Borrower Agent’s request. Upon and during the continuance of any Event of Default, the Lender may, at its option, offset such credit balance against any of the Obligations or hold such credit balance as Collateral for the Obligations.

4.6Information Regarding Collateral. Each Borrower represents, warrants and covenants that (a) the chief executive office of each Loan Party on the Closing Date is located at the address or addresses specified on Schedule 4.06, and (b) Schedule 4.06 contains a true and complete list of (i) the exact legal name, jurisdiction of formation, and address within the United States of each Loan Party and of each other Person that has effected any merger or consolidation with a Loan Party or contributed or transferred to a Loan Party any property constituting Collateral at any time during the five-year period preceding the Closing Date (excluding Persons making sales in the ordinary course of their businesses to a Loan Party of property constituting Inventory in the hands of such seller), (ii) the exact legal name, jurisdiction of formation, jurisdiction identification number, and each location of the chief executive office of each Loan Party at any time during the five-year period preceding the Closing Date, (iii) each location within the United States in which material goods constituting Collateral are located as of the Closing Date (together with the name of each owner of the property located at such address if not the applicable Loan Party, a summary description of the relationship between the applicable Loan Party and such Person and the maximum approximate book or market value of the Collateral held or to be held at such location). The Company shall not change, and shall not permit any other Loan Party to change, its name, jurisdiction of formation (whether by reincorporation, merger or otherwise), the location of its chief executive office or any location specified in clause (b)(iii) of the immediately preceding sentence, or use or permit any other Loan Party to use, any additional trade name, trademark or other trade style, except upon giving not less than thirty (30) days’ prior written notice to the Lender and taking or causing to be taken all such action at Borrowers’ or such other Loan Parties’ expense as may be reasonably requested by the Lender to perfect or maintain the perfection and priority of the Lien of the Lender in Collateral.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.1Conditions of Initial Credit Extension. The obligation of the Lender to make any initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
a.The Lender’s receipt of the following items (except those items that are expressly permitted to be delivered after the Closing Date pursuant to the Post Closing Agreements), each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender and its legal counsel:
i.executed counterparts of this Agreement and each of the Security Instruments;
ii.a Note executed by the Borrowers in favor of the Lender if the Lender requests a Note;
iii.such certificates of resolutions or other action, incumbency certificates (including specimen signatures), and/or other certificates of Responsible Officers of each Loan Party as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
iv.such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Borrower is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization and in any other jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect, including certified copies of each Loan Party’s Organization Documents, shareholders’ agreements, certificates of good standing and/or qualification to engage in business from each jurisdiction identified on Schedule 5.01 hereto;
v.a favorable opinion of DLA Piper LLP (US), counsel to the Loan Parties, and appropriate local counsel to the Loan Parties, each addressed to the Lender and its successors and assigns, as to the matters concerning the Loan Parties and the Loan Documents as the Lender may reasonably request;
vi.certificates of Responsible Officers of the Borrower Agent or the applicable Loan Parties either (A) identifying all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against each such Loan Party of the Loan Documents to which it is a party, and stating that such consents, licenses and approvals shall be in full force and effect, and attaching true and correct copies thereof or (B) stating that no such consents, licenses or approvals are so required;
vii.certificate of Responsible Officers of the Borrower Agent certifying that the Company and its Subsidiaries, on a Consolidated basis, are Solvent.
viii.evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;
ix.an initial Borrowing Base Certificate
x.initial Committed Loan Notice;
xi.delivery of such documents and/or evidence of other actions as may be reasonably necessary under applicable Law to perfect the Liens of the Lender under the Security Instruments as a first priority Lien in and to such other Collateral as the Lender may require;
xii.Uniform Commercial Code search results showing only those Liens as are acceptable to the Lender;
xiii.the Lender shall have received evidence of the payment in full and cancellation of the Existing Credit Facility, including terminations of Uniform Commercial Code and other financing statements filed in connection with the Existing Agreement and other evidence of Lien releases and other related matters on terms acceptable to the Lender;
xiv.copies of all material documents evidencing the Existing Mortgage Indebtedness, certified as true and correct by the Borrower Agent, together with a reasonably acceptable Lien Waiver with respect thereto; and
xv.executed counterparts of the Post-Closing Agreement;
xvi.such other assurances, certificates, documents, consents, or opinions as the Lender may reasonably require.
b.Any fees required to be paid on or before the Closing Date shall have been paid.
c.Unless waived by the Lender, the Borrowers shall have paid all reasonable fees, charges and disbursements of counsel to the Lender to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such reasonable fees, charges and disbursements as shall constitute its reasonable estimate of such reasonable fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Lender).
d.The Lender shall be satisfied that after giving effect to (i) the initial Credit Extension hereunder, (ii) consummation of the Transactions and payment of all fees and expenses in connection therewith and (iii) any payables kept open beyond their customary payment practices, Availability shall be at least $3,750,000.

5.2Conditions to all Credit Extensions. The obligation of the Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) or make the initial Credit Extension hereunder is subject to the following conditions precedent:

a.The representations and warranties of the Loan Parties contained in ARTICLE VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or in any respect, if such representations and warranties are qualified per their terms by materiality, Material Adverse Effect or other similar language) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in any respect, if such representations and warranties are qualified per their terms by materiality, Material Adverse Effect or other similar language) as of such earlier date, and except that for purposes of this Section 5.02(a), the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.
b.No Default shall have occurred and be continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
c.The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
d.After giving effect to each Credit Extension, Total Revolving Credit Outstandings do not exceed the lesser of (i) the Total Revolving Credit Commitments minus all Line Reserves and (ii) the Borrowing Base.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower Agent shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), 5.02(b) and 5.02(d) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Lender, subject to the limitation set forth in Section 5.02(a), that:
6.1Existence, Qualification and Power. Each Loan Party and each Subsidiary (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as is now being conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and to consummate the Transactions to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i), or (c), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.2Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, and the consummation of the Transactions, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of the Organization Documents of any such Person; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

6.3Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Instruments, or (c) the perfection or maintenance of the Liens created under the Security Instruments (including the first priority nature thereof), except for the authorizations, approvals, actions, notices and filings listed on Schedule 6.03, all of which have been duly obtained, taken, given or made and are in full force and effect.

6.4Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except (a) as rights to indemnification hereunder may be limited by applicable Law and (b) as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

6.5Financial Statements; No Material Adverse Effect.
a.The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
b.The unaudited Consolidated and consolidating balance sheet of the Company and its Subsidiaries dated as of April 30, 2014, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the month then ended (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
c.Since the date of the Audited Financial Statements there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
d.The Loan Parties, on a Consolidated basis, are Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

6.6Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party after due investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the Transactions or (b) except as specifically disclosed in Schedule 6.06, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and there has been no material adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 6.06.

6.7No Default. No Loan Party or any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the Transactions.

6.8Ownership of Property; Liens.
a.Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Loan Party and each of its Subsidiaries has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets material to the ordinary conduct of its business.

b.Schedule 6.08(b)(1) sets forth the address (including street address, county and state) of all Real Estate that is owned by the Loan Parties as of the Closing Date. Each Loan Party and each of its Domestic Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Permitted Liens. Schedule 6.08(b)(2) sets forth the address (including street address, county and state) of all material operating leases of the Loan Parties, together with a list of the lessor and its contact information with respect to each such lease as of the Closing Date. Each of such leases is in full force and effect and the Loan Parties are not in default of any material terms thereof.
c.Schedule 8.02 sets forth a complete and accurate list of (i) all Liens on the property or assets of each Loan Party and each of its Domestic Subsidiaries and (ii) all Liens on the property or assets of each Subsidiary that is not a Domestic Subsidiary securing any material Indebtedness for borrowed money of such Subsidiary, in each case, showing as of the Closing Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of (x) each Loan Party and each of its Domestic Subsidiaries is subject to no Liens and (y) each Subsidiary that is not a Domestic Subsidiary is subject to no Liens securing any material Indebtedness for Borrowed money, in each case, other than Liens set forth on Schedule 8.02 and Permitted Liens.

6.9Environmental Compliance.
a.Except as disclosed in Schedule 6.09, no Loan Party or any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law with respect to the Loan Party or any Subsidiary’s operations, (ii) has become subject to a pending claim with respect to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
b.Except as otherwise set forth in Schedule 6.09 or as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, (i) none of the properties currently owned or operated by any Loan Party or any Subsidiary thereof is listed or, to the knowledge of the Loan Parties, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and, to the knowledge of the Loan Parties, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary thereof; (iii) to the knowledge of the Loan Parties, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary thereof; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Loan Party or Subsidiary in violation of Environmental Laws or, to the knowledge of the Loan Parties, by any other Person in violation of Environmental Laws on any property currently owned or operated by any Loan Party or any Subsidiary thereof.
c.Except as otherwise set forth on Schedule 6.09 or as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Subsidiary thereof is undertaking, and no Loan Party or any Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored by any Loan Party or any Subsidiary at, or transported to or from by or on behalf of any Loan Party or any Subsidiary, any property currently owned or operated by any Loan Party or any Subsidiary thereof have, to the knowledge of the Loan Parties, been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any Subsidiary thereof.
d.Each Loan Party conducts in the Ordinary Course of Business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof each Loan Party has reasonably concluded that, except as set forth on Schedule 6.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10Insurance. The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiary operates. The Lender hereby acknowledges that no insurance is maintained (and is deemed not customary) for any Loan Party that is a Domestic Holding Company. Schedule 6.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. As of the Closing Date, each insurance policy listed on Schedule 6.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

6.11Taxes. Each Loan Party and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being Properly Contested and except where the failure to file such returns or reports could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, there is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect. Neither the Company nor any Subsidiary thereof is party to any tax sharing agreement.

6.12ERISA Compliance.
a.Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of each Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
b.There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
c.(i) No ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
d.No Loan Party or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 6.12(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.
e.With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):
i.any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

ii.the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and
iii.each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

6.13Subsidiaries; Equity Interests. No Loan Party (a) has any Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.13 (which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary) or created or acquired in compliance with Section 7.12, and (b) has any equity investments in any other corporation or entity other than those specifically disclosed on part (b) of Schedule 6.13 or made after the Closing Date in compliance with this Agreement and the other Loan Documents. All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) in the amounts, as of the Closing Date, specified on Part (a) of Schedule 6.13 free and clear of all Liens except for those created under the Security Instruments. All of the outstanding Equity Interests in the Loan Parties (other than the Company) have been validly issued, and are fully paid and non-assessable and are owned in the amounts, as of the Closing Date, specified on part (c) of Schedule 6.13 free and clear of all Liens except for those created under the Security Instruments.

6.14Margin Regulations; Investment Company Act. No Loan Party is engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15Disclosure. Each Loan Party has disclosed or caused the Borrower Agent to disclose to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate (including the Borrowing Base Certificates) or other information furnished (whether in writing or orally) by or on behalf of any Loan Party or any Subsidiary to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made.

6.16Compliance with Laws. Each Loan Party and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17Intellectual Property; Licenses, Etc. Each Loan Party and its Subsidiaries own, or possess the right to use, all of the Intellectual Property (including IP Rights) that are reasonably necessary for the operation of their respective businesses, without known conflict with the IP Rights of any other Person, except to the extent any failure so to own or possess the right to use could not reasonably be expected to have a Material Adverse Effect. To the knowledge of each Loan Party, the operation by each Loan Party and its Subsidiaries of their respective businesses does not infringe, in any material respect upon any IP Rights held by any other Person.

6.18Labor Matters.

a.Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or as set forth on Schedule 6.18:
i.there are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened;
ii.the hours worked by and payments made to employees of the Loan Parties or any Subsidiary comply with the FLSA, if applicable, and any other applicable federal, state, local or foreign Law dealing with such matters;
iii.no Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act, if applicable, or similar applicable Law;
iv.except as set forth on Schedule 6.18 no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement, management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement;
v.there are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition;
vi.there are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries; and
vii.all payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party.
b.all payments due from any Loan Party and its Domestic Subsidiaries, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party;
c.The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Domestic Subsidiaries is bound.

6.19Deposit Accounts and Securities Accounts.
a.Part (a) of Schedule 6.19 sets forth a list of all Deposit Accounts maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each Deposit Account (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository.
b.Part (b) of Schedule 6.19 sets forth a list of all Securities Accounts or securities entitlement or commodity contracts maintained by the Loan Parties as of the Closing Date, which Schedule includes (i) the name and address of the securities intermediary or institution holding such account or party to such contract; (ii) the account number(s) maintained with such securities intermediary or institution; and (iii) a contact person at such securities intermediary or institution.
c.
6.20Accounts. The Lender may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by the Loan Parties with respect thereto. Each Borrower warrants, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:
a.it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;
b.it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;
c.it is for a sum certain, maturing as stated in the invoice covering such sale, a copy of which has been furnished or is available to the Lender on request;

d.it is not subject to any offset, Lien (other than the Lender’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to the Lender; and it is absolutely owing by the Account Debtor, without contingency in any respect;
e.no purchase order, agreement, document or applicable Laws restricts assignment of the Account to the Lender (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;
f.no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to the Lender hereunder; and
g.to each Borrower’s knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to any proceeding under any Debtor Relief Laws, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

6.21Anti-Terrorism Laws and Foreign Asset Control Regulations. Each Loan Party and its Subsidiaries is in compliance in all material respects with, and the advances of the Loans and use of the proceeds thereof will not violate, (a) the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) and any other enabling legislation or executive order relating thereto, thereto (which for the avoidance of doubt shall include, but shall not be limited to Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”)) and/or (b) the Uniting And Strengthening America by Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) knowingly engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

6.22Brokers. No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

6.23Customer and Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any modification or change in the business relationship of any Loan Party with any customers or suppliers which are, individually or in the aggregate, material to its operations, to the extent that such cancellation, modification or change would reasonably be expected to result in a Material Adverse Effect.

6.24Material Contracts. A description of all Material Contracts to which any Loan Party is a party or is bound as of the Closing Date are on file with the SEC as of the Closing Date. The Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Lender on or before the date hereof.

6.25Casualty. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.26Senior Indebtedness. All Obligations including those to pay principal of and interest (including post-petition interest, whether or not allowed as a claim under bankruptcy or similar laws) on the Loans and other Obligations, and fees and expenses in connection therewith, are entitled to the benefits of the subordination and related provisions applicable to all Subordinated Indebtedness. Each Loan Party acknowledges that the Lender is entering into this Agreement and is extending its Commitments in reliance upon the subordination provisions of the Subordinated Indebtedness.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as the Lender shall have any Commitment hereunder or any Loan Obligation hereunder shall remain unpaid or unsatisfied, each Loan Party shall, and shall cause each Subsidiary to:
7.1Financial Statements. Cause the Borrower Agent to deliver to the Lender:
a.as soon as available, but in any event within 120 days after the end of each fiscal year of the Company, a Consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related Consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, (i) such Consolidated statements to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Lender (the “Auditor”), which report and opinion shall be prepared in accordance with audit standards of the Public Company Accounting Oversight Board and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and shall include a certificate of the Auditor stating that in making the examination necessary with respect to such audit it has not become aware of any Default in respect of any term, covenant, condition of Section 8.12 or other provision in so far as they relate to accounting matters or, if any such Default shall exist, stating the nature and status of such event, and (ii) such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Company to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Company and its Subsidiaries;
b.monthly, as soon as available, but in any event within 30 days after the end of each month (or 45 days after the end of any month that is also the end of a fiscal quarter), unaudited Consolidated and consolidating balance sheets of the Company as of the end of such month and the related statements of income and cash flow for such month and for the portion of the fiscal year then elapsed, setting forth in comparative form corresponding figures for the preceding fiscal year and certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as prepared in accordance with GAAP and fairly presenting the financial condition, results of operations, shareholders equity and cash flows for such month and period, subject to normal year‑end adjustments and the absence of footnotes;
c.as soon as available but not later than 30 days after the end of each fiscal year in draft form and 90 days after the end of each fiscal year in final form, annual operating budgets of the Company and its Subsidiaries on a Consolidated basis for such fiscal year, in form reasonably satisfactory to the Lender, including (i) Consolidated balance sheets and statements of income or operations and cash flows and (ii) monthly Availability for Borrowers for the current fiscal year.
As to any information contained in materials furnished pursuant to Section 7.02(d), the Loan Parties shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Loan Parties to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.
7.2Borrowing Base Certificate; Other Information. Cause the Borrower Agent to deliver to the Lender, in form and detail satisfactory to the Lender:
a.on or before the 20th of each month from and after the date hereof, Borrower Agent shall deliver to the Lender, in form acceptable to the Lender, a Borrowing Base Certificate as of the last day of the immediately preceding month, with such supporting materials as the Lender shall reasonably request (including monthly reporting of gross inventory, inventory ineligibles and accounts receivable ineligibles). If Borrower Agent deems it advisable or if Lender shall request at any time during a Reporting Trigger Period, Borrower Agent shall execute and deliver to the Lender Borrowing Base Certificates weekly within three (3) days of the prior week end (consisting of a rolling forward of weekly sales, cash collections and credits, with gross inventory, inventory ineligibles and account receivable ineligibles being reported monthly). All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrower Agent and certified by a Responsible Officer, provided that the Lender may from time to time review and adjust any such calculation (prompt notice of which shall be given to the Borrower Agent) (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Concentration Account or otherwise; (b) to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve or the Borrowing Base;
b.on or before the 20th day of each calendar month from and after the date hereof, Borrower Agent shall deliver to the Lender, in the form reasonably acceptable to the Lender, (i) reconciliations of all Borrowers’ Accounts as shown on the month end Borrowing Base Certificate for the immediately preceding month to Borrowers’ accounts receivable agings, to Borrowers’ general ledger and to Borrowers’ most recent financial statements, (ii) accounts payable agings, (iii) accounts receivable agings, (iv) reconciliations of Borrowers’ Inventory as shown on Borrowers’ perpetual inventory, to Borrowers’ general ledger and to Borrowers’ financial statements and (v) Inventory status reports, all with supporting materials as the Lender shall reasonably request;
c.a Compliance Certificate executed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower Agent which certifies compliance with Section 8.12 and provides a reasonably detailed calculation of the Fixed Charge Coverage Ratio and Availability delivered (i) concurrently with delivery of financial statements under Sections 7.01(a) and 7.01(b) above, whether or not a Fixed Charge Trigger Period then exists, (ii) on the first day of any Fixed Charge Trigger Period (certifying compliance as of the last day of the Measurement Period most recently ended prior to the start of such Fixed Charge Trigger Period) and as of the last day of each Measurement Period thereafter ending during any Fixed Charge Trigger Period and (iii) as requested by the Lender while a Default or Event of Default exists;
d.promptly after the same are available, copies of each annual report, proxy or financial statement sent to the stockholders of the Company;
e.at the Lender’s request (but not more frequently than monthly unless an Event of Default has occurred and is continuing), a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, all in form satisfactory to the Lender; and
f.promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 7.01(a) or 7.01(b) or Section 7.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower Agent posts such documents, or provides a link thereto on the Borrower Agent’s website on the Internet at the website address listed in Section 10.02; or (ii) on which such documents are posted on the Borrower Agent’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided that the Borrower Agent shall notify (which may be by facsimile or electronic mail) the Lender of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Lender.
7.3Notices. Promptly upon any Responsible Officer of the Borrower Agent having knowledge thereof, the Borrower Agent shall notify the Lender:
a.of the occurrence of any Default or Event of Default;
b.of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, if the same could reasonably be expected to result in a Material Adverse Effect, (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan

Party or any Subsidiary, including pursuant to any applicable Environmental Laws; violation or asserted violation of any applicable Law;
c.of the occurrence of any ERISA Event;
d.the creation or acquisition of any Subsidiary;
e.of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;
f.of any change in any Loan Party’s senior executive officers;
g.of the discharge by any Loan Party of its present Auditors or any withdrawal or resignation by such Auditors;
h.of any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent;
i.of the filing of any Lien for unpaid Taxes against any Loan Party in excess of $10,000;
j.of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed; and
k.of any failure by any Loan Party to pay rent at any of such Loan Party’s locations if such failure continues for more than fifteen (15) days following the day on which such rent first came due.
Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower Agent setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
7.4Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being Properly Contested; (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property; and (c) all Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,250,000, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.5Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 8.04 or 8.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered Intellectual Property, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.6Maintenance of Properties. (a) Maintain, preserve and protect all of its properties (other than insignificant properties) and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.7Maintenance of Insurance.
a.Maintain with (i) companies having an A.M. Best Rating of at least “A” or (ii) financially sound and reputable insurance companies reasonably acceptable to the Lender and not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Lender. The Lender hereby acknowledges that no insurance is maintained (and is deemed not customary) for any Loan Party that is a Domestic Holding Company.

b.Cause all casualty policies, including fire and extended coverage policies, maintained with respect to any Collateral to be endorsed or otherwise amended to include (i) a non-contributing mortgagee clause (regarding improvements to real property) and lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Lender, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Lender, and (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer.
c.Cause commercial general liability policies to be endorsed to name the Lender as an additional insured; and cause business interruption policies to name the Lender as a loss payee and to be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Lender, and (ii) a provision to the effect that none of the Loan Parties, the Lender or any other party shall be a co-insurer.
d.Use commercially reasonable efforts to cause each such policy referred to in this Section 7.07 to also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Lender (giving the Lender the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Lender.
e.Deliver to the Lender upon request (a) copies of each such policy of insurance referred to in this Section 7.07 and (b) prior to the cancellation, modification or non‑renewal of any such policy of insurance, a copy of a renewal or replacement policy or insurance certificate (or other evidence of renewal of a policy previously delivered to the Lender, including an insurance binder) together with evidence reasonably satisfactory to the Lender of payment of the premium therefor.
f.None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 7.07. Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by the any Credit Party under this Section 7.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

7.8Compliance with Laws. Comply in all material respects with the requirements of all Laws (including without limitation all applicable Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being Properly Contested; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.9Books and Records. (a)  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over any Loan Party or such Subsidiary, as the case may be.

7.10Inspection Rights and Appraisals; Meetings with the Lender.
a.Permit the Lender or its designees or representatives from time to time, subject to reasonable notice and normal business hours (except, in each case, when a Default or Event of Default exists), to conduct Field Exams and/or appraisals of Inventory and to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and Auditors; provided that representatives of the Borrower Agent shall be given the opportunity to participate in any discussions with the Auditors. The Lender shall not have any duty to any Loan Party to share any results of any Field Exam with any Loan Party. Appraisals may be shared with the Borrower Agent upon request. The Loan Parties acknowledge that all Field

Exams, appraisals, and reports are prepared by or for the Lender for its purposes, and Loan Parties shall not be entitled to rely upon them.
b.Reimburse the Lender for all reasonable and documented out-of-pocket charges, costs and expenses of the Lender in connection with up to two Field Exams during any twelve (12) month period, provided, further, that no such limits shall apply if an Event of Default has occurred and is continuing.
c.Without limiting the foregoing, the Loan Parties will participate and will cause their key management personnel to participate in meetings with the Lender periodically during each year, which meetings shall be held at such times and such places as may be reasonably requested by the Lender.

7.11Use of Proceeds. With respect to the Borrowers only, use the proceeds of the Credit Extensions (i) to refinance the Indebtedness under the Existing Agreement, and (ii) for working capital, capital expenditures, and other general corporate purposes not in contravention of any Law or of any Loan Document.

7.12New Subsidiaries. As soon as practicable but in any event within 30 Business Days following the acquisition or creation of a Domestic Subsidiary other than an Excluded Subsidiary, cause to be delivered to the Lender a joinder agreement acceptable to the Lender duly executed by such Domestic Subsidiary sufficient to cause such Subsidiary to become a Borrower hereunder (or, at the request of the Borrower Agent with the consent of the Lender, a Guarantor), together with executed counterparts of each other Loan Document, including legal opinions and authorizing resolutions, reasonably requested by the Lender, including all Security Instruments and other documents reasonably requested to establish and preserve the Lien of the Lender in all Collateral of such Domestic Subsidiary.

7.13Compliance with ERISA. Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws, including Foreign Benefit Laws; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) cause each Plan subject to any Foreign Benefit Law to maintain any required material approvals by any Governmental Authority regulating such Plan, (d) make all required material contributions to any Plan subject to the Pension Funding Rules, and (e) make all required material contributions and payments to any Foreign Plans.

7.14Further Assurances. At the Borrowers’ cost and expense, upon the reasonable request of the Lender, duly execute and deliver or cause to be duly executed and delivered, to the Lender such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Lender to carry out more effectively the provisions and purposes of this Agreement, the Security Instruments and the other Loan Document.

7.15Licenses. (a)  Keep in full force and effect each License (i) the expiration or termination of which could reasonably be expected to materially adversely affect the realizable value in the use or sale of a material amount of Inventory or (ii) the expiration or termination of which could reasonably be expected to have a Material Adverse Effect (each a “Material License”); (b) promptly notify the Lender of (i) any material modification to any such Material License that could reasonably be expected to be materially adverse to any Loan Party or the Lender and (ii) entering into any new Material License; (c) pay all Royalties (other than immaterial Royalties or Royalties being Properly Contested) arising under such Material Licenses when due (subject to any cure or grace period applicable thereto); and (d) notify the Lender of any material default or material breach asserted in writing by any Person to have occurred under any such Material License.

7.16Environmental Laws. Conduct its operations and keep and maintain its Real Estate in material compliance with all Environmental Laws, other than any such non-compliance which would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; (b) obtain and renew all environmental permits necessary for its operations and properties, other than any environmental permits the failure of which to obtain would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; and (c) implement any and all investigation, remediation, removal and response actions that are required to comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous

Materials on, at, in, under or about any of its Real Estate other than any such non-compliance which would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

7.17Landlord and Storage Agreements. Except as otherwise expressly permitted hereunder, make all payments and otherwise perform all obligations in respect of all leases of real property to which any Loan Party or any of its Domestic Subsidiaries is a party and not allow such leases to lapse or be terminated by the applicable Loan Party or Domestic Subsidiary or any rights to renew such leases to be forfeited or cancelled by the applicable Loan Party or Domestic Subsidiary, notify the Lender of any default by the applicable Loan Party or Domestic Subsidiary with respect to such leases and cooperate with the Lender in all respects to cure any such default by the applicable Loan Party or Domestic Subsidiary, and cause each of its Domestic Subsidiaries to do so, except, in any case, where the failure to do any of the foregoing, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

7.18Material Contracts. Perform and observe all the payment terms and other material terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, in the exercise of Borrowers’ reasonable prudent business judgment and, upon reasonable request of the Lender, at any time during the continuance of an Event of Default, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do any of the foregoing, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.19Treasury Management Services.
a.Commencing with the date which is ninety (90) days after the Closing Date, each Borrower shall maintain its deposit and lockbox accounts exclusively with the Lender or Bank of Montreal and shall utilize the Lender or Bank of Montreal for its primary disbursement accounts.
b.With respect to each Deposit Account (other than Excluded Accounts) maintained by any Loan Party with a financial institution (other than Lender or Bank of Montreal) that is not subject to an effective Control Agreement, the applicable Loan Party shall, at all times, maintain and enforce a standing instruction to sweep the balance of such Deposit Account as of the end of each Business Day to a Controlled Deposit Account or a Deposit Account maintained with Lender. This Section 7.19(b) shall not be construed to negate any Loan Party’s obligation to comply with any other requirement in respect of Deposit Accounts in this Agreement and failure to so comply shall be a Default hereunder.

ARTICLE VIII
NEGATIVE COVENANTS

So long as the Lender shall have any Commitment hereunder or any Loan Obligation hereunder shall remain unpaid or unsatisfied, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:
8.1Indebtedness. Create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, except:
a.Indebtedness under the Loan Documents;
b.Indebtedness outstanding on the date hereof (including Subordinated Indebtedness) and listed on Schedule 8.01 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) the average life to maturity of any refinancing, refunding, renewal or extension of such Indebtedness permitted hereby is not less than the then average life to maturity of the Indebtedness so refinanced or replaced, (iii)  the direct or contingent obligors with respect to such Indebtedness are not changed as a result of or in connection with such refinancing, refunding, renewal or extension, (iv) any refinancing, refunding, renewal or extension of Indebtedness subordinated to the Obligations shall be on terms no less favorable to the Lender, and no more restrictive to the Loan Parties, than the subordinated Indebtedness being refinanced, refunded, renewed or extended and in an amount not less than the amount outstanding at the time thereof, (v) the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the greater of the (A) interest rate for the Indebtedness being refinanced, refunded, renewed, or extended and (B) the otherwise market rate of interest for such Indebtedness, and (vi) such refinancing, renewal, or extension does not impair or restrict, in any material respect greater than as contained in the Indebtedness being refinanced, refunded, renewed or extended, the ability of the Loan Parties to make Distributions or transfer money and other property to or otherwise enter into transactions among the other Loan Parties.
c.guarantees of any Borrower in respect of Indebtedness of any other Subsidiary otherwise permitted hereunder; provided that such guaranty shall be subordinated to the Obligations on terms reasonably acceptable to the Lender;
d.obligations (contingent or otherwise) of the Borrowers existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, cash flows or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view,” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
e.Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for real property and fixed or capital assets within the limitations set forth in Section 8.02(j); provided, however, that the aggregate amount of all such Indebtedness, together with the Swap Termination Value of Swap Contracts permitted under Section 8.01(d) above, at any time outstanding shall not exceed $5,000,000;
f.additional Subordinated Indebtedness in an aggregate amount outstanding at any one time not to exceed $15,000,000;
g.additional Indebtedness of Subsidiaries that are not Loan Parties in an aggregate principal amount at any time outstanding not to exceed $25,000,000;
h.the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;
i.other unsecured Indebtedness of (A) any Loan Party owing to any other Loan Party or any other Subsidiary that is not a Loan Party (so long as such Indebtedness owing to a Subsidiary that is not a Loan Party (x) bears interest (and provided for fees) at a rate (or amount) no greater than the then current arm’s length market rate (or amount) for similar Indebtedness, (y) does not require the payment in cash of principal (at maturity or otherwise) prior to ninety (90) days following the Maturity Date and (z) is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent), (B) any Subsidiary that is not a Loan Party owing to any other Subsidiary that is not a Loan Party and (C) any Subsidiary that is not a Loan Party owing to any Loan Party permitted to be incurred under Section 8.03(g) below; provided that any such Indebtedness described in this clause (i) which is owing to a Loan Party, shall (1) to the extent the aggregate principal amount thereof is in excess of $500,000, be evidenced by promissory notes in form and substance satisfactory to the Lender and pledged to the Lender on terms acceptable to it, and (2) not be forgiven or otherwise discharged for any consideration other than payment in full in cash unless the Lender otherwise consents;
j.so long as no Default has occurred and is continuing or would result from the incurrence thereof, other unsecured Indebtedness (i) not exceeding $3,500,000 in the aggregate in any fiscal year and (ii) in excess of $3,500,000 in any fiscal year if (A) the Consolidated Fixed Charge Coverage Ratio (calculated on a pro forma basis giving effect to such Indebtedness) as of the most recently ended Measurement Period shall be at least 1.20 to 1.00, and (B) pro forma Availability shall exceed $5,000,000 for each day during the 30 day period prior to incurrence of such Indebtedness and immediately thereafter and (C) at least ten (10) Business Days prior to each incurrence under this clause (ii), the Borrower Agent has delivered a certificate to the Lender demonstrating compliance with each of (A) and (B) above;
k.all Indebtedness associated the Liens in Sections 8.02 (f) or (h) below;
l.Indebtedness that is a permitted Investment under Section 8.03;
m.unsecured Indebtedness consisting of guaranties of certain performance bonds (i) in existence on the Closing Date and (ii) as may be provided from time to time after the closing date in the reasonable business judgment of the Company in an aggregate amount of up to $25,000,000 (as such amount may be increased from time to time in the reasonable judgment of the Lender), in each case, in connection with that certain Bonding Agreement dated as of June 26, 2013 between the Company, Edward A. Crylen and MM&E LLC, an Illinois limited liability company; and
n.other unsecured Indebtedness incurred in the Ordinary Course of Business on arm’s length terms having a stated maturity date no earlier than 90 days following the Revolving Credit Maturity Date and in an aggregate outstanding principal amount not exceeding $250,000.

8.2Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):
a.Liens in favor of the Lender pursuant to any Loan Document;
b.Liens existing on the date hereof and listed on Schedule 8.02 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased from the amount outstanding on the date of renewal or extension, except to the extent provided in Section 8.01(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is otherwise permitted under Section 8.01(b);
c.Liens for taxes, assessments or other governmental charges, not yet due or which are being Properly Contested;
d.Liens of carriers, warehousemen, mechanics, materialmen, repairmen, landlords or other like Liens imposed by Law or arising in the Ordinary Course of Business which are not overdue for a period of more than 30 days or which are being Properly Contested;
e.Liens, pledges of or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA or a Foreign Benefit Law;
f.Liens incurred in the Ordinary Course of Business on deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in all cases, incurred in the Ordinary Course of Business;
g.Liens with respect to minor imperfections of title and easements, rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other similar restrictions, charges, encumbrances or title defects affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person and do not materially detract from the value of or materially impair the use by the Loan Parties in the Ordinary Course of Business of the property subject to or to be subject to such encumbrance;
h.Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01 or securing appeal or other surety bonds related to such judgments;
i.Liens securing Indebtedness permitted under Section 8.01(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
j.Liens on assets of Subsidiaries that are not Loan Parties securing Indebtedness of such Subsidiaries permitted pursuant to clause (g) of Section 8.01;
k.Liens securing Indebtedness permitted under Section 8.01(f);
l.operating leases or subleases granted by the Loan Parties to any other Person in the Ordinary Course of Business;
m.Liens in favor of customs and revenue authorities imposed by Law to secure payment of customs duties in connection with the importation of goods and arising in the Ordinary Course of Business which are not overdue for a period of more than 30 days or which are being Properly Contested; and
n.Liens on certain real estate of the Borrowers securing the Existing Mortgage Indebtedness.

8.3Investments. Make any Investments, except:
a.Investments held by the Loan Parties in the form of Cash Equivalents that are subject to the Lender’s Lien and control to the extent provided in Article IV;

b.loans and advances to officers, directors and employees of the Loan Parties and Subsidiaries made in the Ordinary Course of Business in an aggregate amount at any one time outstanding not to exceed $500,000 or such other amount as may from time to time be approved by Lender in writing;
c.(i) Investments by the Loan Parties and their Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Company and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of the Company that are not Loan Parties in other Subsidiaries that are not Loan Parties, and (iv) non-cash Investments in Subsidiaries that are not Loan Parties consisting of accrued and unpaid or capitalized interest and fees associated with Investments otherwise permitted under this Section 8.03;
d.Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss;
e.guarantees permitted by Section 8.01;
f.Investments existing as of the date hereof (other than those set forth on Schedule 6.13(a) and (b)) and as set forth in Schedule 8.03 (which Schedule 8.03 shall show, as of the date hereof, the amount, obligor or issuer and maturity, if any, of any listed Investment) and extensions or renewals thereof, provided that no such extension or renewal shall be permitted if it would (i) increase the amount of such Investment at the time of such extension or renewal or (ii) result in a Default hereunder; and
g.so long as no Default has occurred and is continuing or would result from such Investment, other Investments (including Investments by the Loan Parties in Subsidiaries that are not Loan Parties) (i) not exceeding $5,000,000 in the aggregate in any fiscal year and (ii) in excess of $5,000,000 if (A) the Consolidated Fixed Charge Coverage Ratio (calculated on a pro forma basis giving effect to such Investment and any Indebtedness incurred in connection therewith) as of the most recently ended Measurement Period shall be at least 1.20 to 1.00, and (B) pro forma Availability shall exceed $5,000,000 for each day during the 30 day period prior to such Investment and immediately after making such Investment and (C) at least ten (10) Business Days prior to each such Investment under this clause (ii), the Borrower Agent has delivered a certificate to the Lender demonstrating compliance with each of (A) and (B) above.

8.4Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default exists or would result therefrom, (a) any Subsidiary of the Company may merge or consolidate with or liquidate or dissolve into a Loan Party; provided, that, (i) a Loan Party shall be the continuing or surviving Person, and (ii) in the case of any merger or consolidation of a Borrower and a Guarantor, such Borrower shall be the continuing or surviving Person; (b) any Subsidiary of the Company may merge or consolidate with any Person (or permit such Person to merge consolidate with such Subsidiary) in connection with any permitted Acquisition; provided, that, (i) the Person surviving such merger of consolidation shall be a wholly-owned Subsidiary of a Loan Party and (ii) in the case of any merger or consolidation in which a Loan Party is a party, such Loan Party shall be the continuing or surviving Person or, if not, such continuing or surviving Person becomes a Loan Party hereunder; and (c) any Subsidiary that is not a Loan Party may merge into any other Subsidiary that is not a Loan Party; provided that, when any wholly-owned Subsidiary is merging with another Subsidiary that is not wholly-owned, the wholly-owned Subsidiary shall be the continuing or surviving Person.

8.5Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
a.Dispositions of Inventory in the Ordinary Course of Business;
b.Dispositions in the Ordinary Course of Business of Equipment or fixed assets that are obsolete, worn out or no longer useful to the Core Business so long as all proceeds thereof are remitted to the Lender for application to the Obligations in accordance with Section 2.06(b)(vii) and (viii);
c.any Disposition that constitutes (i) an Investment permitted under Section 8.03, (ii) a Lien permitted under Section 8.02, (iii) a merger, dissolution, consolidation or liquidation permitted under Section 8.04(a), or (iv) a Restricted Payment permitted under Section 8.06;
d.such Disposition that results from a casualty or condemnation in respect of such property or assets and all proceeds thereof are remitted to the Lender for application in accordance with Section 2.06(b)(vii) and (viii);

e.such Disposition that consists of the sale or discount in the Ordinary Course of Business of overdue accounts receivable that are not Eligible Accounts but only in connection with the compromise or collection thereof, provided that the Net Cash Proceeds from such Disposition shall be deposited in the Concentration Account;
f.Dispositions among the Loan Parties or by any Subsidiary to a Loan Party;
g.Dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party; and
h.Dispositions of assets other than Account or Inventory with respect to which the fair market value of all such assets Disposed of, whether individually or in a series of related transactions, does not exceed $250,000 in the aggregate in any fiscal year.

8.6Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, in each case (except Section 8.06(a)) so long as no Default or Event of Default shall have occurred and be continuing (both before or as a result of the making of such Restricted Payment):
a.each Subsidiary may make Restricted Payments, directly or indirectly, to any Borrower;
b.each Subsidiary that is not a Domestic Subsidiary may make Restricted Payments to any other Subsidiary that is not a Domestic Subsidiary or any other Person that owns an Equity Interest in such Subsidiary that is not a Domestic Subsidiary ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
c.the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
d.the Company and each of its Subsidiaries may purchase, redeem or otherwise acquire shares of its common stock or other common Equity Interests or warrants or options to acquire any such shares from employees in connection with customary employee or management agreements, plans or arrangements, or in connection with termination of employment, all in an aggregate amount not in excess of $500,000 in any fiscal year;
e.the Company shall be permitted to make other Restricted Payments in the form of cash dividends and distributions with respect to shares of its common stock or other common Equity Interests if (i) (A) the aggregate amount of such Restricted Payments in any fiscal year does not exceed $3,500,000, (B) the Consolidated Fixed Charge Coverage Ratio (calculated on a pro forma basis giving effect to such Restricted Payment as of the most recently ended Measurement Period) shall be at least 1.20 to 1.00 and (C) pro forma Availability shall exceed $7,500,000 for each day during the 30 day period prior to such Restricted Payment and immediately after making such Restricted Payment, and (ii) at least ten (10) Business Days prior to each such Restricted Payment, the Borrower Agent has delivered a certificate to the Lender demonstrating compliance with each of (A) through (C) above; and
f.the Company shall be permitted to make other Restricted Payments in the form of cash purchases, redemptions or other acquisitions of shares of its common stock or other common Equity Interests in any fiscal year up to an aggregate amount not to exceed 5% of the total amount of such Equity Interests outstanding on the first day of such fiscal year if (i) (A) the aggregate amount of such Restricted Payments in any fiscal year not to exceed $3,500,000, (B) the Consolidated Fixed Charge Coverage Ratio (calculated on a pro forma basis giving effect to such Restricted Payment as of the most recently ended Measurement Period) shall be at least 1.20 to 1.00 and (C) pro forma Availability shall exceed $7,500,000 for each day during the 30 day period prior to such Restricted Payment and immediately after making such Restricted Payment, and (ii) at least ten (10) Business Days prior to each such Restricted Payment, the Borrower Agent has delivered a certificate to the Lender demonstrating compliance with each of (A) through (C) above.

8.7Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrowers and their Subsidiaries on the date hereof or any business substantially related or incidental thereto.

8.8Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of any Loan Party, whether or not in the Ordinary Course of Business, other than transactions on fair and reasonable terms substantially as favorable to such Borrower or such Subsidiary as would be obtainable by such Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Loan Parties.

8.9Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) otherwise permitted under this Agreement or the other Loan Documents that:
a.requires the grant of a Lien on any assets of any Loan Party to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; or
b.limits the ability (i) of any Subsidiary to make Restricted Payments to the Company or any Borrower or to otherwise transfer property to the Company or any Borrower, (ii) of any Subsidiary to guarantee the Indebtedness of the Borrowers or become a direct Borrower hereunder, or (iii) of any Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.01(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.

8.10Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner that might cause the Credit Extension or the application of such proceeds to violate Regulations T, U or X of the FRB, in each case as in effect on the date or dates of such Credit Extension and such use of proceeds.

8.11Prepayment of Indebtedness; Amendment to Material Agreements.
a.Prepay, redeem, purchase, repurchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness, or make any payment in violation of any subordination terms thereof, including in each case pursuant to any change of control, sale of assets, issuance of any equity or otherwise as may be set forth in the terms thereof or available to the Borrowers at its option, except, so long as no Default or Event of Default shall exist prior to or immediately thereafter, prepayments, redemptions, purchases, repurchases, defeasances or other satisfaction (each a “Prepayment”) of:
i.Indebtedness refinanced with the proceeds of any permitted Subordinated Debt;
ii.Indebtedness refinanced in accordance with Section 8.01(b) and containing terms and conditions (including terms of subordination, security and maturity) no less favorable in any material respect to the Lender than the Indebtedness subject to such Prepayment; and
iii.other Indebtedness so long as (A) the aggregate amount of such Prepayments in any fiscal year not to exceed $3,500,000, (B) the Consolidated Fixed Charge Coverage Ratio (calculated on a pro forma basis giving effect to such Prepayment as of the most recently ended Measurement Period) shall be at least 1.20 to 1.00 and (C) pro forma Availability shall exceed $7,500,000 for each day during the 30 day period prior to such Prepayment and immediately after making such Prepayment, and (ii) at least ten (10) Business Days prior to each such Prepayment, the Borrower Agent has delivered a certificate to the Lender demonstrating compliance with each of (A) through (C) above.
b.Amend, modify or change in any manner any term or condition of any document evidencing or governing Subordinated Debt in any manner resulting in terms and conditions that are less favorable in any material respect to the Lender than the terms and conditions of such Indebtedness as of the Closing Date, including terms of recourse, guarantees or credit support being less favorable to the Lender than the terms of such Indebtedness as of the Closing Date.

8.12Financial Covenants.
a.Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the last day of the Measurement Period most recently ended before the commencement of a Fixed Charge Coverage Trigger Period and (ii) the last day of each Measurement Period thereafter ending during any Fixed Charge Coverage Trigger Period to be less than 1.00 to 1.00.
b.Minimum Availability. Permit Availability to be less than $1,000,000 at any time.

8.13Creation of New Subsidiaries. Create or acquire any new Domestic Subsidiary after the Closing Date except in compliance with Section 7.12.

8.14Securities of Subsidiaries. Permit any Domestic Subsidiary to issue any Equity Interests (whether for value or otherwise) to any Person other than a Loan Party.

8.15Sale and Leaseback. Except for any Permitted Sale Leaseback Transaction, enter into or permit any Subsidiary to, enter into any agreement or arrangement with any other Person providing for the leasing by any Loan Party or any of the Subsidiaries of real or personal property which has been or is to be sold or transferred by any Loan Party or any of the Subsidiaries to such other Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of a Loan Party or any of the Subsidiaries.

8.16Operating Leases. Maintain or enter into, or permit any Domestic Subsidiary to maintain or enter into, any operating lease or similar contractual arrangement as lessee (other than leases in which a Loan Party is the lessor) if the aggregate Lease Payments under all such leases in any current or future fiscal year would exceed $2,000,000 or such other amount as may from time to time be approved by Lender in writing.

8.17Organization Documents; Fiscal Year. Without obtaining the prior written consent of the Lender ,(a) amend, modify or otherwise change any of its Organization Documents in any material respect, except in connection with a transaction permitted under Section 8.04, but in any case not in any manner that could have a material adverse effect on the interests of the Credit Parties, or (b) change, or permit any Subsidiary of any Borrower to change its fiscal year end to a date other than January 31.

8.18Domestic Holding Company Covenant. Cause each Domestic Holding Company not to engage in any business activities, hold any assets or incur any Indebtedness other than (i) acting solely as a holding company and transactions incidental thereto, including maintaining policies of insurance with respect to directors and officers liability and other insurable risks customary for similarly situated companies, (ii) receiving and distributing the dividends, distributions and payments permitted to be made pursuant to Section 8.06, (iii) entering into engagement letters and similar type contracts and agreements with attorneys, accountants and other professionals in connection with activities permitted elsewhere in this Section 8.18, (iv) owning the Equity Interests of Subsidiaries that are not Domestic Subsidiaries and certain intercompany loans permitted by Section 8.03, and (v) holding nominal deposits not greater than $100,000 in the aggregate for all Interim Holding Companies in deposit accounts in connection with any activities permitted in this Section 8.18.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.1Events of Default. Any of the following shall constitute an Event of Default:
(a)Non-Payment. Any Borrower fails to pay when and as required to be paid herein, any Obligation; or
(b)Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained (i) in any of Sections 7.01(a), 7.01(b), 7.02(a), 7.03, 7.05, 7.07, 7.10(a), or 7.11 or ARTICLE VIII, or (ii) in any of Sections 4.04(a), 7.02(b) or 7.02(c) and such failure continues for three (3) or more Business Days; or
(c)Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) receipt of notice of such default by a Responsible Officer of the Borrower Agent from the Lender, or (ii) any Responsible Officer of any Loan Party becomes aware of such default; or
(d)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party or its Subsidiaries herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made in any material respect; or
(e)Cross-Default. (i) With respect to any Indebtedness or guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,250,000, any Loan Party or its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and after passage of any grace period) in respect of any such Indebtedness or guarantee, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, and such default continues for more than the grace or cure period, if any, therein specified, the effect of which default or other event is to cause, or to permit the holder of such Indebtedness or beneficiary of such guarantee (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by a Loan Party or any Subsidiary as a result thereof is greater than Threshold Amount;
(f)Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
(g)Inability to Pay Debts; Attachment. (i) Any Loan Party admits in writing its general inability to pay its debts as they become due, (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; (iii) any Loan Party is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; (iv) any Loan Party suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; (v) there is a cessation of any material part of any Loan Party’s business for a material period of time; or (vi) any material Collateral or material property or assets of a Loan Party is taken or materially impaired through condemnation; or
(h)Judgments. There is entered against any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding Threshold Amount (to the extent not covered by insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, such judgment or order remains unvacated and unpaid and either (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of Threshold Amount, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of Threshold Amount; or (iii) the benefit liabilities of all Plans governed by Foreign Benefit Laws, or the funding of which are regulated by any Foreign Benefit Laws, at any time exceed all such Plans’ assets, as computed in accordance with applicable Law as of the most recent valuation date for such Plans, by more than Threshold Amount; or
(j)Invalidity of Loan Documents. Any material provision of any material Loan Document, or any material Lien granted thereunder, at any time after its execution and delivery and for any reason, other than as expressly permitted hereunder or upon Payment in Full of all Obligations, ceases to be in full force and effect (except with respect to immaterial assets); or any Loan Party or any other Person contests in any manner the validity or enforceability of any material Loan Document or any material Lien granted to the Lender pursuant to the Security Instruments; or any Loan Party denies that it has any or further liability or obligation under any material Loan Document, or purports to revoke, terminate or rescind any material Loan Document; or
(k)Indictment. (i) Any Loan Party is (A) criminally indicted or convicted of a felony for fraud or dishonesty in connection with the Loan Parties’ business, or (B) charged by a Governmental Authority under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral, or (ii) any director or senior officer of any Loan Party is (A) criminally indicted or convicted of a felony for fraud or dishonesty in connection with the Loan Parties’ business, unless such director or senior officer promptly resigns or is removed or replaced or (B) charged by a Governmental Authority under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral; or
(l)Permitted Subordinated Debt. The subordination provisions relating to any Subordinated Debt (the “Subordination Provisions”) shall fail to be enforceable by the Lender (provided the Lender has not effectively waived the benefits thereof) in accordance with the terms thereof or any Loan Party or any of its Subsidiaries shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Subordination Provisions, or (ii) that any of such Subordination Provisions exist for the benefit of the Lender; or
(m)Uninsured Loss. A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds Threshold Amount; or
(n)Change of Control. There occurs any Change of Control.

9.2Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:
(a)declare the commitment of the Lender to make Loans and any obligation of the Lender to make Letter of Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
(c)require that the Borrowers Cash Collateralize the Letter of Credit Obligations or any other Obligations that are contingent or not yet due and payable, in each case, in amount determined by the Lender in accordance with this Agreement; and
(d)exercise on behalf of itself and the Lender all rights and remedies available to it and the Lender under the Loan Documents or applicable Law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of the Lender to make Loans and any obligation of the Lender to make Letter of Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts owing under the Loan Documents shall automatically become due and payable, and the Borrowers shall be obligated to Cash Collateralize the Letter of Credit Obligations, in each case without further act of the Lender.
No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.
9.3License. The Lender is hereby granted an irrevocable, non‑exclusive license or other right to use, license or sub‑license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Loan Parties, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, all in connection with the enforcement of remedies after an Event of Default, including in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to any Collateral after an Event of Default.

9.4Limitation of Remedies. Notwithstanding anything to the contrary contained in this Agreement, if any enforceable term of any promissory note, contract, agreement, permit, lease, license (including any licenses of any Intellectual Property) or other General Intangible included as a part of the Collateral, other than Accounts, requires the consent of the Person obligated on such promissory note or any Person (other than the applicable obligor) obligated on such lease, contract or agreement, or which has issued such permit or license or other General Intangible, other than Accounts, for the assignment or transfer thereof or the enforcement of such Lien not to give rise to a default, breach, right of recoupment, claim, defense, termination, right of termination or other material remedy thereunder, then the receipt of any such necessary consent shall be a condition to any exercise of remedies against such Collateral under this Section 9 (but not to the creation, attachment or perfection of the Lien of the Lender for the benefit of the Credit Parties as provided herein).

ARTICLE X

MISCELLANEOUS

10.1Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Borrower therefrom, shall be effective unless in writing signed by the Lender and the Borrowers or the applicable Borrower, as the case may be. Each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.2Notices; Effectiveness; Electronic Communication.
a.Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone or in the case of notices otherwise expressly provided herein (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
i.If to a Loan Party or the Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person below, as changed pursuant to subsection (c) below:

(x) If to the Lender:	BMO Harris Bank N.A.
111 West Monroe
Chicago, Illinois 60603
Attention: Terrence McKenna
Facsimile No.: 312.765.1641

With a copy to:    McGuireWoods LLP
77 West Wacker Drive, Suite 4100
Chicago, IL 60601-1818
Attention: Wade Kennedy, Esq.
Telephone: 312.750.5748
Facsimile No.: 312.698.4530

(y) If to a Loan Party:	MFRI, Inc.
7720 North Lehigh Avenue
Niles, Illinois 60714
Attention: Karl J. Schmidt
Telephone: 847.929.1206
Facsimile No.: 847.910.1310

With a copy to:	DLA Piper LLP (US)
203 North LaSalle Street, Suite 1900
Chicago, Illinois 60601
Attention: James M. Phipps, Esq.
Telephone No.: 312.368.4088
Facsimile No.: 312.251.5735

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
b.Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
c.Change of Address, Etc. Each of the Borrowers and the Lender may change its address, telephone number, facsimile number or email address for notices and other communications hereunder by notice to the other parties hereto.
d.Reliance by the Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

10.3No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4Expenses; Indemnity; Damage Waiver.
a.Costs and Expenses. The Borrowers shall pay all reasonable out-of-pocket expenses (including any Extraordinary Expenses) incurred by the Lender and its respective Affiliates, (A) in connection with this Agreement and the other Loan Documents, including without limitation the reasonable fees, charges and disbursements of (1) counsel for the Lender, (2) outside consultants for the Lender, (3) appraisers (subject to Section 7.10), (4) Field Exams (subject to Section 7.10), (5) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, and (6) environmental site assessments, (B) in connection with (1) the syndication of the credit facilities provided for herein, (2) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (3) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, or (4) any workout, restructuring or negotiations in respect of any Obligations; provided that such expenses under clause (A) and (B) above as of the Closing Date shall not exceed $65,000 in the aggregate.
b.Indemnification by the Loan Parties. Each Loan Party shall indemnify the Lender (and any agent thereof), each other Credit Party and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold harmless each Indemnitee from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or in connection with any investigative administrative or judicial proceeding that may at any time (including, without limitation, at any time following the payment of the Obligations) be asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or, in the case of the Lender (and any agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 4.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Controlled Account Bank or other Person which has entered into a Control Agreement with any Credit Party hereunder or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
c.Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent arising from such Indemnified Party’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment.
d.Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
e.Survival. The agreements in this Section shall survive the occurrence of the Facility Termination Date.

10.5Marshalling; Payments Set Aside. The Lender shall not be under any obligation to marshal any assets in favor of any Loan Party or against any Obligations. To the extent that any payment by or on behalf of any Loan Party is made to a Credit Party, or a Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

10.6Successors and Assigns.
a.Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
b.Participations. The Lender may at any time, without the consent of, or notice to, any Borrower, sell participations to any Person (other than a natural person or any Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Credit Commitment and/or the Loans (including the Lender’s participations in Letter of Credit Obligations) owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) no Participant shall be granted any right to consent to any amendment, except to the extent any of the same pertain to (1) reducing the aggregate principal amount of, or interest rate on, or fees applicable to, any Loan or (2) extending the final stated maturity of any Loan or the stated maturity of any portion of any payment of principal of, or interest of fees applicable to, any of the Loans; provided that the rights described in this subclause (2) shall not be deemed to include the right to consent to any amendment with respect to or which has the effect of requiring any mandatory prepayment of any portion of any Loan or any amendment or waiver of any Default or Event of Default.

10.7Treatment of Certain Information; Confidentiality.
a.Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, trustees, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Borrower Agent or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Credit Parties or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties, provided that such source is not actually known by the such Credit Party to be bound by, and in violation of, a confidentiality agreement with the Borrower or another Loan Party.
b.For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary relating to a Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to any Credit Party on a nonconfidential basis prior to disclosure by a Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, any information not marked “PUBLIC” at the time of delivery will be deemed to be confidential; provided, that any information marked “PUBLIC may also be marked “Confidential”. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
c.Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
d.Each of the Loan Parties hereby authorize the Lender to publish the name of any Loan Party and the amount of the credit facility provided hereunder in any “tombstone” or comparable advertisement which the Lender elects to publish. The Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.8Right of Setoff. At any time during the continuance of an Event of Default, the Lender and its Affiliates are authorized, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or such Affiliate to or for the credit or the account of a Loan Party against any Obligations, irrespective of whether or not the Lender of such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of the Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

10.9Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding and the Facility Termination Date shall not have occurred. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default at the time of any Credit Extension.

Further, the provisions of Sections 3.01, 3.04, and 3.05 and ARTICLE X shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
10.12Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13Governing Law; Jurisdiction; Etc.
a.GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS.
b.SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS SITTING IN COOK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF ILLINOIS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH ILLINOIS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER, MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.
c.WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
d.SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AND ITS OTHER NOTICE PARTIES AT THE THEN EFFECTIVE ADDRESSES FOR SUCH PARTY AND OTHER NOTICE PARTIES UNDER SECTION 10.02 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON SUCH PARTY’S ACTUAL RECEIPT THEREOF. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.14Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act or any Illinois or other state laws based on the Uniform Electronic Transactions Act.

10.16USA PATRIOT Act Notice. The Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow the Lender to identify the Borrowers in accordance with the Act.

10.17No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Credit Parties are arm’s-length commercial transactions between each Loan Party, on the one hand, and the Credit Parties, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Credit Party is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates or any other Person and (B) no Credit Party has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iii) the Credit Parties may be engaged in a board range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and no Credit Party has any obligation to disclose any of such interests to any Loan Party or its Affiliates and (iv) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against any Credit Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.18Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein; except, that, in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

ARTICLE XI

CONTINUING GUARANTY

11.1Guaranty. Each Subsidiary Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations except as Excluded Swap Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrowers to the Credit Parties, arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Credit Parties in connection with the collection or enforcement thereof). The Lender’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Subsidiary Guarantor, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Subsidiary Guarantor under this Guaranty, and each Subsidiary Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

11.2Rights of the Lender. Each Subsidiary Guarantor consents and agrees that the Credit Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Lender in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Subsidiary Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of any Subsidiary Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of any Subsidiary Guarantor.

11.3Certain Waivers. Each Subsidiary Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrowers or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Credit Party) of the liability of the Borrowers; (b) any defense based on any claim that any Subsidiary Guarantor’s obligations exceed or are more burdensome than those of the Borrowers; (c) the benefit of any statute of limitations affecting any Subsidiary Guarantor’s liability hereunder; (d) any right to proceed against the Borrowers, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Credit Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Credit Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties. Each Subsidiary Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

11.4Obligations Independent. The obligations of each Subsidiary Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Subsidiary Guarantor to enforce this Guaranty whether or not any Borrower or any other person or entity is joined as a party.

11.5Subrogation. No Subsidiary Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until the Facility Termination Date. If any amounts are paid to any Subsidiary Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Credit Parties to reduce the amount of the Obligations, whether matured or unmatured.

11.6Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrowers or any Subsidiary Guarantor is made, or any of the Credit Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Credit Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Credit Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Subsidiary Guarantor under this paragraph shall survive termination of this Guaranty.

11.7Subordination. Each Subsidiary Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrowers owing to each Subsidiary Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrowers to any Subsidiary Guarantor as subrogee of the Credit Parties or resulting from any Subsidiary Guarantor’ performance under this Guaranty, to the Payment in Full of all Obligations. If the Credit Parties so request, any such obligation or indebtedness of the Borrowers to any Subsidiary Guarantor shall be enforced and performance received by any Subsidiary Guarantor as trustee for the Credit Parties and the proceeds thereof shall be paid over to the Credit Parties on account of the Obligations, but without reducing or affecting in any manner the liability of any Subsidiary Guarantor under this Guaranty.

11.8Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Subsidiary Guarantor or the Borrowers under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Subsidiary Guarantor immediately upon demand by the Credit Parties.

11.9Condition of Borrowers. Each Subsidiary Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and any other guarantor such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor as each Subsidiary Guarantor requires, and that none of the Credit Parties has any duty, and no Subsidiary Guarantor is relying on the Credit Parties at any time, to disclose to any Subsidiary Guarantor any information relating to the business, operations or financial condition of the Borrowers or any other guarantor each Subsidiary Guarantor waiving any duty on the part of the Credit Parties to disclose such information and any defense relating to the failure to provide the same).

[Remainder of page is intentionally left blank; signature page(s) follows.]

(Signature Page to Loan and Security Agreement)

MFRI, INC. By: /s/ Karl J. Schmidt
Karl J. Schmidt
Vice President and Chief Financial Officer

MIDWESCO FILTER RESOURCES, INC. By: /s/ Karl J. Schmidt
Karl J. Schmidt
Vice President and Chief Financial Officer

PERMA‑PIPE, INC. By: /s/ Karl J. Schmidt
Karl J. Schmidt
Vice President and Chief Financial Officer

TC NILES, INC. By: /s/ Karl J. Schmidt
Karl J. Schmidt
Vice President and Chief Financial Officer

TDC FILTER MANUFACTURING, INC. By: /s/ Karl J. Schmidt
Karl J. Schmidt
Vice President and Chief Financial Officer

MM NILES, INC. By: /s/ Karl J. Schmidt
Karl J. Schmidt
Vice President and Chief Financial Officer

PERMA‑PIPE INTERNATIONAL COMPANY, LLC. By: /s/ Karl J. Schmidt
Karl J. Schmidt
Vice President and Chief Financial Officer

PERMA‑PIPE CANADA, INC. By: /s/ Karl J. Schmidt
Karl J. Schmidt
Vice President and Chief Financial Officer

BMO Harris Bank, N.A., By: /s/ Terrance McKenna Jr.
Name: Terrance McKenna Jr.
Title: Vice President

FINAL

SCHEDULE 1.01

Existing Letters of Credit

Beneficiary	Maximum Value	Amount Drawn	Issuing Bank	Description
Hartford Workman’s Comp	$25,000	$0	Bank of America	Hartford Workman’s Comp (ASL-3014371-130MF3)
State Bank of India	$39,199	$0	Bank of America	State Bank of India – Warranty (68076479)
STX Heavy Industries Co.	$44,228	$0	Bank of America	STX Heavy Industries Co. (68090658)

SCHEDULE 1.02

Excluded Subsidiaries

None.

SCHEDULE 4.02

Pledged Interests

Grantor	Issuer	Aggregate Outstanding Equity Interests	Number (or percentage) of Pledged Equity Interests	Certificate No. (if any)
MFRI, Inc.	Midwesco Filter Resources, Inc.	100 shares	100%	R-1
MFRI, Inc.	Perma-Pipe, Inc.	100 shares	100%	1
Midwesco Filter Resources, Inc.	TDC Filter Manufacturing, Inc.	10 shares of Common Stock	100%	R-4
Perma-Pipe, Inc.	Perma-Pipe Canada, Inc.	100 shares of Common Stock	100%	R-1
MFRI, Inc.	TC Niles Corporation	1,000 shares	100%	2
MFRI, Inc.	MM Niles Corporation	10 shares	100%	2

SCHEDULE 4.06
Information Regarding Collateral

Loan Party	Jurisdiction	Organizational Identification Number	Location of Chief Executive Office	Location of Material Goods	FMV of Collateral at Location
MFRI, Inc.	Delaware	2354631	7720 N. Lehigh Avenue, Niles, Illinois 60714	7720 N. Lehigh Avenue, Niles, Illinois 60714	N/A (Books and records)
Midwesco Filter Resources, Inc.	Delaware	2,211,712		a.385 Battaile Drive Winchester,VA 22601 b. 2508 Papermill Rd. Winchester, Virginia 22601	N/A (Books and records)
Perma-Pipe, Inc.	Delaware	2,354,632		a. 5008 Curtis Lane #11, New Iberia, Louisiana 70560 b. 1310 Quarles Drive, Lebanon, Tennessee 37087	Value of goods stored ranges from $0 to $2,000,000 primarily finished WIP awaiting shipment.
TDC Filter Manufacturing, Inc.	Delaware	2026249		2 Territorial Court, Bolingbrook, IL 60440	Approximately $2,300,000
Perma-Pipe Canada, Inc.	Delaware	4,744,501		7720 N. Lehigh Avenue, Niles, Illinois 60714	N/A (Books and records)
TC Niles Corporation	Delaware	3074639		7720 N. Lehigh Avenue, Niles, Illinois 60714	N/A (Books and records)
MM Niles Corporation	Delaware			7720 N. Lehigh Avenue, Niles, Illinois 60714	N/A (Books and records)

CHANGES IN IDENTITY OR ORGANIZATIONAL STRUCTURE
1. TC Niles Corporation was formerly known as Thermal Care, Inc.
2. On April 30, 2013, MFRI, Inc. sold substantially all of the assets of Thermal Care, Inc. to a subsidiary of IPEG, Inc.
3. MM Niles Corporation was formerly known as Midwesco Mechanical and Energy, Inc.

SCHEDULE 5.01
Good Standing and Foreign Qualification Jurisdictions

Loan Party	Jurisdiction of Organization & Type of Organization	Foreign Qualifications
MFRI, Inc.	Delaware corporation	Illinois
Midwesco Filter Resources, Inc.	Delaware corporation	Illinois, Louisiana, Oregon, Nevada, North Dakota, Virginia
Perma-Pipe, Inc.	Delaware corporation	California, Illinois, Louisiana, Massachusetts, New Jersey, Tennessee
TDC Filter Manufacturing, Inc.	Delaware corporation	Illinois
Perma-Pipe Canada, Inc.	Delaware corporation	N/A
TC Niles Corporation	Delaware corporation	Illinois
MM Niles Corporation	Delaware corporation	Illinois

SCHEDULE 6.03
Governmental Authority
None.

SCHEDULE 6.06
Litigation
None.

SCHEDULE 6.08(b)(1)
Owned Real Estate Assets

Loan Party/Owner	Street Address	County
Perma-Pipe, Inc.	5008 Curtis Lane #11, New Iberia, Louisiana 70560	Iberia Parish
Perma-Pipe, Inc.	1310 Quarles Drive, Lebanon, Tennessee 37087	Wilson County
TDC Filter Manufacturing, Inc	2 Territorial Court, Bolingbrook, Illinois 60440	Will County
Midwesco Filter Resources, Inc.	385 Battaile Drive, Winchester, Virginia 22601	Winchester City County

SCHEDULE 6.08(b)(2)
Leased Real Estate Assets

Loan Party /Tenant	Landlord	Street Address	County
Midwesco Filter Resources, Inc.	Old National, LLC 114 Cameron St. Winchester, Virginia 22601	385 Battaile Drive Winchester, Virginia 22601	Winchester City County
Perma- Pipe, Inc.	(1) Bayou Management Services, L.L.C. 5200 Curtis Lane, New Iberia, Louisiana 70560 and (2) ICM Investments 501 Emancipation Dr. Broussard, Louisiana 70518	5008 Curtis Lane Vacant Lots 1-8 and 10-14 in Block 3 of Industrial Plaza New Iberia, LA 70560	Iberia Parish
Perma- Pipe, Inc.	Kilo Delta, Inc. 9284 Huntington Square, Suite 100 North Richland Hills, Texas 76182	9284 Huntington Square, Suite 100, Office B, North Richland Hills, Texas 76182	Tarrant County
Perma- Pipe, Inc.	24900 Pitkin, L.P. c/o Stream Realty 15333, Suite 220 Houston, Texas 77032	24900 Pitkin, LP, Suite 325 Spring, Texas 77386	Harris County
Midwesco Filter Resources, Inc.	Silverlake LLC 13 South London Street Winchester, Virginia 22601	2508 Papermill Rd. Winchester, Virginia 22601	Winchester City County

SCHEDULE 6.09
Environmental Matters

None.

SCHEDULE 6.10
Insurance

Policy Number	Description	Insurer	Effective Date	Expiration Date	Limits
1011195763	Flood-office bldg, New Iberia	American Bankers	3/10/2014	3/10/2015	$500,000 building/$500,000 contents
5061704	Credit Insurance	Euler Hermes	2/28/2014	2/28/2015	$1,400,000
18810530	Excess D&O xs $10 MIL	Illinois National	1/31/2014	1/31/2015	$10,000,000
81689116	D&O, EPLI, FID & K&R	Federal Insurance Company	1/31/2014	1/31/2015	D&O: $10,000,000; EPLI: $3,000,000; Fid: $3,000,000; K&R: $2,000,000
G27103819001	Midwesco Filter - Pollution	Westchester Surplus Lines	1/21/2014	1/21/2015	$2,000,000
1011190326	Flood - Plant Bldg New Iberia	American Bankers	12/13/2013	12/13/2014	$500,000 building/$500,000 contents
EN440	Property	Affiliated FM	11/1/2013	11/1/2014	$100,000,000
B0621M80768012	Terrorism-United Arab Emirates	Lloyds of London	11/1/2013	11/1/2014	$45,000,000
001828500	General Liability	Ironshore	11/1/2013	11/1/2014	$1,000,000occ./ $2,000,000 agg.
G27091763	Pollution (Perma-Pipe, Inc.)	Westchester Surplus Lines	11/1/2013	11/1/2014	$2,000,000
NY13CGL120062IC	Midwesco Mechanical GL	Navigators	11/1/2013	11/1/2014	$2,000,000 occ./ $3,000,000 agg.
1949737	Auto	National Union Fire Ins. Co.	11/1/2013	11/1/2014	$1,000,000 CSL
WC29342308	All Other States Workers Comp.	Commerce & Industry	11/1/2013	11/1/2014	$1,000,000/$1,000,000/$1,000 ,000
WC29342309	California Only - Workers Comp	Commerce & Industry	11/1/2013	11/1/2014	$1,000,000/$1,000,000/$1,000 ,000
AUC655598603	Umbrella	American Guarantee	11/1/2013	11/1/2014	$25,000,000 occ./$25,000,000 agg.
NHA065509	Excess Umbrella	RSUI Indemnity	11/1/2013	11/1/2014	$24,000,000 occ./$24,000,000 agg.
01000153070	Flood - Lebanon, TN	Company	11/1/2013	11/1/2014	$2,500,000 occ./$2,500,000 agg.

NAMED INSURED:
MFRI, Inc.
Midwesco Filter Resources, Inc.
TC Niles Corporation (fka Thermal Care, Inc.)
Perma-Pipe, Inc.
TDC Filter Manufacturing, Inc.
Midwesco Filter Cicero LLC
7720 Lehigh Property, LLC
Bayou Flow Technologies, LLC
MM Niles Corporation

SCHEDULE 6.11
Proposed Tax Assessments

None.

SCHEDULE 6.12(d)
Pension Plans

None.

SCHEDULE 6.13(a)
Subsidiaries

Loan Party	Subsidiaries	Jurisdiction of Formation	Aggregate Outstanding Equity Interests	Equity Percentage
MFRI, Inc.	Midwesco Filter Resources, Inc.	Delaware	100 shares	100%
	Perma-Pipe, Inc.	Delaware	100 shares	100%
	TC Niles Corporation	Delaware	1,000 shares	100%
	MM Niles Corporation	Delaware	10 shares	100%
	7720 LeHigh Property, LLC	Illinois	LLC Interests	100%
	MFRI Holdings (B.V.I) Ltd.	British Virgin Islands	1 share	100%
	MFRI Luxembourg SA	Luxembourg	42,000 shares	100%
Perma-Pipe, Inc.	Perma-Pipe Canada, Inc.	Delaware	100 shares of Common Stock	100%
Midwesco Filter Resources, Inc.	TDC Filter Manufacturing, Inc.	Delaware	200 shares of Common Stock	100%
	Midwesco Filter Resources, Denmark A/S	Denmark	7,000 shares	100%
	Midwesco Filter Cicero, LLC	Illinois	LLC Interests	100%
Perma-Pipe Canada, Inc.	Bayou Perma-Pipe Canada, Ltd.	Alberta	Joint Venture Company	49%

SCHEDULE 6.13(b)
Other Equity Investments

None.

SCHEDULE 6.18
Labor Matters

None.

SCHEDULE 6.19
Deposit Accounts and Securities Accounts
Part (a)

Grantor	Pledged Account Name	Bank Name / Address	Type of Account	Pledged Account
TDC Filter Manufacturing, Inc	TDC Bolingbrook	Bank of America Merrill Lynch P.O. Box 15284 Wilmington, Delaware 19850 Attn: Brian Conole brian.conole@baml.com	Lockbox	9429222803**
Perma-Pipe, Inc.	Perma Pipe DHC	Bank of America Merrill Lynch P.O. Box 15284 Wilmington, Delaware 19850 Attn: Brian Conole	Lockbox	9429222694**
	Perma Pipe DHC	Bank of Montreal 100 King St. W-Main Floor Toronto, Ontario M5X1A3 Attn: Wendy Chan wendy.chan@bmo.com	CASH FOREIGN (CAD)	0002 1253-867
	Perma Pipe DHC	JP Morgan Chase Bank, N.A. P.O. Box 659754 San Antonio, Texas 78265-9754	CASH NILES	001115001012768*
	Perma Pipe DHC	Wilson Bank and Trust Lebanon, Tennessee	CASH LEBANON	202549*
	Perma Pipe Oil & Gas	Capital One Bank Branch 20 New Iberia, Louisiana	CASH NEW IBERIA	2081964656*
MFRI, Inc.	MFRI, Inc.	Bank of America Merrill Lynch P.O. Box 15284 Wilmington, Delaware 19850 Attn: Brian Conole	Op Cash Account / Drafts Payable	0080225356**
	MFRI, Inc.	Bank of America Merrill Lynch P.O. Box 15284 Wilmington, Delaware 19850 Attn: Brian Conole	Master Operating	9429222926**
	MFRI, Inc.	Bank of America Merrill Lynch P.O. Box 15284 Wilmington, Delaware 19850 Attn: Brian Conole	Blocked Depository	9429223240**
	MFRI, Inc.	HSBC Bank USA 95 Washington St. 5N Buffalo, New York 14203	To be closed	724002413*
	MFRI, Inc.	Bank of America Merrill Lynch P.O. Box 15284 Wilmington, Delaware 19850 Attn: Brian Conole	Flexible Spending	9429223144**
* Denotes Excluded Deposit Account.
**Account to be closed and open at the Lender.

Part (b)
None.

SCHEDULE 8.01
Existing Indebtedness

Borrower	Lender	Date	Principal Amount	Outstanding Amount (As of 07/31/14)	Maturity Date	Secured/	Collateral	Repaid at Closing (Y/N)?
MFRI, Inc.	Bank of America	July 11, 2002, as amended	$25.0 million (which may be increased subject to performance levels)	$15,713,199	November 30, 2016	Secured	All domestic assets	Y
MFRI, Inc.	Bank of America	July 11, 2002, as amended	$3.0 million	$214,286	November 30, 2016	Secured	All domestic assets	Y
Perma-Pipe, Inc.	Wilson Bank & Trust	June 19, 2012	$1.8 million	$1,582,026	July 1, 2027	Secured	manufacturing facility in Lebanon, Tennessee	N
TDC Filter Manufacturing, Inc.	EverBank Business Property Lending	March 4, 2008	$5.4 million	$4,752,473	March 2033	Secured	Filtration Products manufacturing facility located in Bolingbrook Illinois	N
Perma-Pipe, Inc.	LaSalle Capital Lease	January 31, 2012	$1.2 million	$654,046	January 2017	Secured	Equipment	N
MFRI, Inc.	Winthrop Resources Corporation – Captal Lease	Between 2011 and 2012	Lease payments will not start until the full line of approximately $250,000 is fully utilized		between June 2014 and May 2015	Secured	IT Equipment	N

SCHEDULE 8.02
Existing Liens

DOMESTIC LIENS

UCC FILE #	FILE DATE	SECURED PARTY	FILING JURISDICTION:	COLLATERAL:	CURRENT THROUGH:
MFRI, Inc.
21638174	7/5/2002	Bank of	DE SOS	All assets of Debtor	8/21/2014
AS: 63201472	AS: 08-28-	America, N.A.,		**For deleted goods see:
CO: 2007	2006	as Agent		AM: 2010 1698178 – deletes certain goods –described
0250596	CO: 01-16-			on Exhibit A to AM
AM: 2010	2007
1698178	AM: 05-14-
CO: 2012	2010
0215410	CO: 01-18-
	2012
21725872	7/15/2002	Bank of	DE SOS	All equity interests in (i) Midwesco Filter Resources,	8/21/2014
CO: 2007	CO: 01-16-	America, N.A.,		Inc.,
0248145	2007	as Agent		(ii) Perma-Pipe, Inc. and (iii) Thermal Care, Inc.
AS: 2007	AS: 08-28-
3053195	2006
CO: 2012	CO: 01-18-
0215345	2012
2009 3868871	11/25/2009	Winthrop Resources Corporation	DE SOS	Lease	8/21/2014
2010 0185169	1/19/2010	Winthrop Resources Corporation	DE SOS	Leased equipment	8/21/2014
2010 1496854 AM: 2010 3889908	04-29-2010 AM: 11-05-10	Winthrop Resources Corporation	DE SOS	Leased equipment	8/21/2014
2010 1704315	5/14/2010	Banc of America	DE SOS	Equipment under Master Loan and Security	8/21/2014
AM: 2010	AM: 07-14-	Leasing &		Agreement No. 21090-70000
2443103	2010	Capital, LLC
AM: 2010	AM: 07-14-
2443319	2010
AM: 2010	AM: 07-14-
2443715	2010

AM: 2010	AM: 07-14-
2451213	2010
AM: 2010	AM: 07-14-
2451221	2010 AM:
AM: 2013	4/25/2013
1700013
2010 2689374	8/3/2010	Winthrop Resources Corporation	DE SOS	Leased equipment	8/21/2014
2010 3715285	10/22/2010	Winthrop Resources Corporation	DE SOS	Leased equipment	8/21/2014
2011 1088684	3/24/2011	CIT Communications Finance Corporation	DE SOS	Leased equipment	8/21/2014
2011 4514793	11/25/2011	Winthrop Resources	DE SOS	Leased equipment	8/21/2014
2012 0382822	1/31/2012	LaSalle Systems	DE SOS	Leased equipment	8/21/2014
PA: 2012	PA: 02-02-	Leasing, Inc.
0623944	2012
PA: 2012	PA: 05-09-	MB Financial
1969965	2012	Bank, N.A.
PA: 2012	PA: 07-13-
2883181	2012	MB Financial
2013 1176339	3/27/2013	Winthrop Resources Corporation	DE SOS	Leased equipment	8/21/2014
014943757	1/19/2010	CIT	IL SOS	Leased equipment	8/26/2014
		Communications			certified 09-
		Finance Corporation			03-14
015742089	11/5/2010	CIT Technology Financing Services, Inc.	IL SOS	Leased equipment	08-26-14 certified 09-03-14
Midwesco Filter Resources, Inc.
21638133	7/5/2002	Bank of	DE SOS	All assets of Debtor.	8/21/2014
AS: 63202009	AS: 08-28-	America, N.A.,		**For deleted goods see:
CO: 2007	2006	as Agent		AM: 01707847 – deletes certain goods –described on
0248269	CO: 01-16-			Exhibit A to AM
AM: 2010	2007
1707821	AM: 05-17-
CO: 2012	2010
0215279	CO: 01-18-
2012

21725849	7/15/2002	Bank of	DE SOS	All equity interests in TDC Filter Manufacturing, Inc.,	8/21/2014
AS: 63202082	AS: 08-28-	America, N.A.,		whether constituting general intangibles or investment
CO: 2007	2006	as Agent		property – see Exhibit A to UCC.
0248210	CO: 01-16-
CO: 2012	2007
0215204	CO: 01-18-
	2012
2010 1704315*	5/14/2010	Banc of America	DE SOS	Equipment under Master Loan and Security	8/21/2014
AM: 2010	AM: 07-14-	Leasing &		Agreement No. 21090-70000
2443103	2010	Capital, LLC
AM: 2010	AM: 07-14-
2443319	2010
AM: 2010	AM: 07-14-
2443715	2010
AM: 2010	AM: 07-14-
2451213	2010
AM: 2010	AM: 07-14-
2451221	2010 AM:
AM: 2013	4/25/2013
1700013
Perma-Pipe, Inc.
21638182	7/5/2002	Bank of	DE SOS	All assets of Debtor.	8/21/2014
AM: 32168493	AM: 08-04-	America, N.A.,		**For deleted personal property/goods see:
AS: 63201886	2003	as Agent		AM: 32168493 – deletes personal property described
CO: 2007	AS: 08-28-			in Lease Schedule No.001, dated 4-29-03, as
0248293	2006			amended, to Master Lease Agreement No. AFI0334,
AM: 2010	CO: 01-16-			dated 4-29-03, by & between Perma-Pipe, Inc., as
1707847	2007			Lessee and Applied Financial, LLC, as Lessor

CO: 2012	AM: 05-17-			AM: 01707847 – deletes certain goods –described on
0215154	2010			Exhibit A to AM
	CO: 01-18- 2012
60103036 CO: 2010 4168492	01-04-2006 CO: 11-29-2010	General Electric Capital Corporation	DE SOS	Leased equipment	8/21/2014
2010 1704315*	5/14/2010	Banc of America	DE SOS	Equipment under Master Loan and Security	8/21/2014
AM: 2010	AM: 07-14-	Leasing &		Agreement No. 21090-70000
2443103	2010	Capital, LLC
AM: 2010	AM: 07-14-
2443319	2010
AM: 2010	AM: 07-14-
2443715	2010
AM: 2010	AM: 07-14-
2451213	2010
AM: 2010	AM: 07-14-
2451221	2010 AM:
AM: 2013	4/25/2013
1700013
2013 2336809	6/18/2013	Konica Minolta Business Solutions USA, Inc.	DE SOS	Leased Equipment	8/21/2014
014694994	10/15/2009	CIT Technology Financing Services, Inc.	IL SOS	Leased Equipment	08-26-14 certified listing as of 09-03-14
DT – Book 1492, Pages 1363-1376, Wilson County			TN, Wilson County Recorder	1 Deed of Trust (23.8 acres)	8/26/2014
Register of Deeds
TC Niles Corporation
21638208	7/5/2002	Bank of	DE SOS	All assets of Debtor.	8/21/2014
AS: 63201332	AS: 08-28-	America, N.A.,		**For deleted assets see:
CO: 2007	2006	as Agent		AM: 01707862
0248483	CO: 01-16-			AM: 31798264
AM: 2010	2007
1707862	AM: 05-17-
CO: 2012	2010
0215048	CO: 01-18-
AM: 2013	2012
1781377	AM: 05-09-
AM: 2013	2013
1798264	AM: 05-10-
	2013
TDC Filter Manufacturing, Inc.

21638042	7/5/2002	Bank of	DE SOS	All assets of Debtor.	8/21/2014
AS: 63201530	AS: 08-28-	America, N.A.,		**For deleted assets see:
CO: 2007	2006	as Agent		AM: 01691678 – equipment as described on Exhibit A
0250695	CO: 01-16-			to AM.
AM: 2010	2007
1691678	AM: 05-14-
CO: 2012	2010
0215097	CO: 01-18-
2012
2008 0785582 CO: 2013	03-04-2008 CO: 01-11-	Business Property	DE SOS	All collateral re: Building D, Two Territorial, Bolingbrook, IL	8/21/2014
0164153 AS: 2013 1110759	2013 AS: 03-11-2013	Lending, Inc.
2010 1360118	4/20/2010	General Electric Capital Corporation	DE SOS	Leased equipment	8/21/2014
2010 1704315*	5/14/2010	Banc of America	DE SOS	Equipment under Master Loan and Security	8/21/2014
AM: 2010	AM: 07-14-	Leasing &		Agreement
2443103	2010	Capital, LLC		No. 21090-70000
AM: 2010	AM: 07-14-
2443319	2010
AM: 2010	AM: 07-14-
2443715	2010
AM: 2010	AM: 07-14-
2451213	2010
AM: 2010	AM: 07-14-
2451221	2010 AM:
AM: 2013	4/25/2013
1700013

MATERIAL FOREIGN LIENS AND INDEBTEDNESS

Borrower	Lender	Date	Principal Amount	Outstanding Amount (As of 07/31/14)	Maturity Date	Secured/ Unsecured	Collateral
Nordic Air Filtration A/S	RealKredit Danmark	March 27, 2012	7.9 million Danish Kroners	$1,266,787	March 2032	Secured	Filtration Products manufacturing facility in Denmark
Nordic Air Filtration A/S	Danske Bank 6686C	December 10, 2012	1.4 million Euros	$1,670,479	December 2017	Secured	equipment
Perma-Pipe Middle East FZC	National Bank of Fujairah	End of 2012	0.4 million Dirhams	$231,056	between January and March of 2015	Secured	vehicle
Perma-Pipe Middle East FZC	National Bank of Fujairah	N/A	$9,600,000	$3,163,053	Revolver	Secured	Working capital
Perma-Pipe Saudi	HSBC Bank Middle East Limited	April 10, 2012	22.2 million Dirhams	$3,326,111	April 2017	Secured	equipment and office furniture
Nordic Air Filtration A/S	Danske Leasing	July 1, 2011	2.2 million DKK	$513,754	June 2016	Secured	equipment
Perma-Pipe India	HDFC Bank, India	2011 and 2013	3.1 million Indian Rupees	$6,717	2014 and 2016	Secured	vehicles

ALL INTERCOMPANY LOANS
MFRI Total Consolidation
Intercompany - Accts for Reconcilation
July 31, 2014
(Unaudited)

		MFRI, Inc.	7720 Lehigh	MM Niles	TC Niles, Inc.	Midwesco Filter	Cicero	TDC	Perma Pipe	Perma Pipe	Permalert	PP Canada	Domestic	MFRD	Nordic	NAFME	BVI	Luxembourg	PPME	PPSA	PPAD	PPIL	Eliminations
			Avenue Property			Resources Inc			DHC	O&G			Subtotal										Foreign
Intercompany Trade Rec/Pay - MFRI / Lehigh	00-130 1	(1,370,656)	1,370,656	—	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Intercompany Trade Rec/Pay - MFRI / BVI	00-130 2	250	0	0	0	0	0	0	0	0	0	0	250	0	0	0	(250)	0	0	0	0	0	0
Intercompany Trade Rec/Pay - MFRI / Cicero	00-130 3	66,861	0	0	0	0	(66,861)	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Intercompany Trade Rec/Pay -MFRI/Luxembourg	00-130 4	39,839	0	0	0	0	0	0	0	0	0	0	39,839	0	0	0	0	(39,839)	0	0	0	0	0
Intercompany Trade Rec/Pay - MFRI / Filter	00-130 5	24,190,485	0	0	0	(24,190,485)	0	0	0	0	0	0	—	0	0	0	0	0	0	0	0	0	—
Intercompany Trade Rec/Pay - MFRI / TDC	00-130 7	1,824,114	0	0	0	0	0	(1,824,114)	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
IC Trade Rec/Pay - MFRI / NAFME	00-131 0	343	0	0	0	0	0	0	0	0	0	0	343	0	0	(343)	0	0	0	0	0	0	0
Intercompany Trade Rec/Pay - MFRI / TC	00-131 5	(7,245,458)	0	0	7,245,458	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Intercompany Trade Rec/Pay - MFRI / PPOG	00-131 9	(17,337,291)	0	0	0	0	0	0	0	17,337,291	0	0	0	0	0	0	0	0	0	0	0	0	0
Intercompany Trade Rec/Pay - MFRI / PP	00-132 0	15,294,229	0	0	0	0	0	0	(15,294,229)	0	0	0	0	0	0	0	0	0	0	0	0	0	0

Intercompany Trade Rec/Pay - MFRI / PPKSA	00-132 1	264,024	0	0	0	0	0	0	0	0	0	0	264,024	0	0	0	0	0	0	(263,878)	0	0	(146)
Intercompany Trade Rec/Pay - MFRI / PPME	00-132 3	2,544,422	0	0	0	0	0	0	0	0	0	0	2,544,422	0	0	0	0	0	(2,543,487)	0	0	0	(934)
Intercompany Trade Rec/Pay - PP / PPME	00-132 5	0	0	0	0	0	0	0	1,650,092	0	0	0	1,650,092	0	0	0	0	0	(1,649,562)	0	0	0	(530)
Intercompany Trade Rec/Pay - PPME / PPIL India	00-132 6	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	3,222	0	0	(3,355)	133
Intercompany Trade Rec/Pay - PP / PP Canada	00-132 7	0	0	0	0	0	0	0	824	0	0	(824)	0	0	0	0	0	0	0	0	0	0	0
Intercompany Trade Rec/Pay - PPME / PPKSA	00-132 8	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	9,233,634	(9,216,930)	0	0	(16,704)
Intercompany Trade Rec/Pay - MFRI/PPC	00-133 0	75,672	0	0	0	0	0	0	0	0	0	(75,672)	0	0	0	0	0	0	0	0	0	0	0
Intercompany Trade Rec/Pay - Filter/Cicero	00-133	0	0	0	0	3,050,125	(3,050,125)	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Intercompany Trade Rec/Pay - Filter/TDC	00-133 3	0	0	0	0	47,625	0	(47,625)	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Intercompany Trade Rec/Pay -Filter/Nordic	00-133 7	0	0	0	0	3,431	0	0	0	0	0	0	3,431	0	(3,431)	0	0	0	0	0	0	0	—
IC Trade Rec/Pay - PPME / NAFME	00-133 9	0	0	0	0	0	0	0	0	0	0	0	0	0	0	(41,577)	0	0	41,577	0	0	0	0
Intercompany Trade Rec/Pay - TDC/Cicero	00-134 5	0	0	0	0	0	1,856,876	(1,856,876)	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Intercompany Trade Rec/Pay - TDC/Nordic	00-134 7	0	0	0	0	0	0	(1,134)	0	0	0	0	(1,134)	0	1,134	0	0	0	0	0	0	0	0
Intercompany Trade Rec/Pay - Nordic / NAFME	00-135 1	0	0	0	0	0	0	0	0	0	0	0	0	0	60,398	(60,397)	0	0	0	0	0	0	(1)

Intercompany Trade Rec/Pay - TC Niles/ MFRD	00-135 7	0	0	0	73,809	0	0	0	0	0	0	0	73,809	(73,809)	0	0	0	0	0	0	0	0	0
Intercompany Trade Rec/Pay -Luxembourg / TC Niles	00-135 9	0	0	0	201,167	0	0	0	0	0	0	0	201,167	0	0	0	0	(201,167)	0	0	0	0	0
Intercompany Trade Rec/Pay - PP / PPOG	00-136 1	0	0	0	0	0	0	0	11,665,710	(11,665,710)	0	0	0	0	0	0	0	0	0	0	0	0	0
Intercompany Trade Rec/Pay - PPDHC / PPA	00-136 2	0	0	0	0	0	0	0	1,459,922	0	(1,459,922)	0	0	0	0	0	0	0	0	0	0	0	0
Intercompany Trade Rec/Pay - PPDHC/ PPSA	00-136 4	0	0	0	0	0	0	0	881,889	0	0	0	881,889	0	0	0	0	0	0	(881,889)	0	0	(28)
Intercompany Trade Rec/Pay - PP / PP India	00-136 5	0	0	0	0	0	0	0	4,034	0	0	0	4,034	0	0	0	0	0	0	0	0	(4,034)	0
Intercompany Trade Rec/Pay - MFRI / MM&E	00-137 0	959,639	0	(959,639)	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Intercompany Trade Rec/Pay - PPME / PPAD	00-137 2	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	136,645	0	(136,645)	0	0
Intercompany Trade Rec/Pay - PPME/ Permalert	00-137 3	0	0	0	0	0	0	0	0	0	62,485	0	62,485	0	0	0	0	0	(62,480)	0	0	0	(5)
IC Trade Payable/Receivable PPSA/Permalert	00-137 4	0	0	0	0	0	0	0	0	0	39,829	0	39,829	0	0	0	0	0	0	(39,822)	0	0	(7)
Intercompany Trade Rec/Pay - MFRI / PA	00-137 6	(1,042,559)	0	0	0	0	0	0	0	0	1,042,559	0	0	0	0	0	0	0	0	0	0	0	0
IC Interest & Dividends Pay/Rec BVI/PPME	00-271 1	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	3,704	0	(3,703)	0	0	0	(1)
IC Interest & Dividends Pay/Rec PP/PPME	00-271 2	0	0	0	0	0	0	0	1,866,402	0	0	0	1,866,402	0	0	0	0	0	(1,865,718)	0	0	0	(685)
IC Interest & Dividends Pay/Rec PPME/PPSA	00-271 4	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	1,378,447	(1,378,447)	0	0	—
IC Interest & Dividends Pay/RecMFRI/Luxem bourg	00-272 4	2,787	0	0	0	0	0	0	0	0	0	0	2,787	0	0	0	0	(2,787)	0	0	0	0	0

IC Interest & Dividends Pay/Rec MFRD/Luxembourg	00-273 3	0	0	0	0	0	0	0	0	0	0	0	0	3,518	0	0	0	(3,518)	0	0	0	0	0
IC Interest &	00-	(372)	0	0	0	0	0	0	0	0	0	0	(372)	0	0	0	372	0	0	0	0	0	0
IC Interest & Dividends Pay/Rec MFRI/TC	00-274 3	(418,954)	0	0	—	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
IC Interest & Dividends Pay/Rec MFRI/ PPC	00-274 4	4,073	0	0	0	0	0	0	0	0	0	(4,073)	0	0	0	0	0	0	0	0	0	0	0
IC Interest & Dividends Pay/Rec MFRI/Filter	00-274 5	6,611,822	0	0	0	(6,611,822)	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
IC Interest & Dividends Pay/Rec MFRI/TDC	00-274 7	3,684,685	0	0	0	0	0	(3,684,685)	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
IC Interest & Dividends Pay/Rec MFRI/PPME	00-274 8	604,846	0	0	0	0	0	0	0	0	0	0	604,846	0	0	0	0	0	(604,638)	0	0	0	(208)
IC Interest & Dividends Pay/Rec MFRI/PPOG	00-274 9	(902,789)	0	0	0	0	0	0	0	902,789	0	0	0	0	0	0	0	0	0	0	0	0	0
IC Interest & Dividends Pay/Rec MFRI/PP	00-275 0	6,403,982	0	0	0	0	0	0	(6,403,982)	0	0	0	0	0	0	0	0	0	0	0	0	0	0
IC Interest & Dividends Pay/Rec MFRI/PA	00-277 6	(8,715)	0	0	0	0	0	0	0	0	8,715	0	0	0	0	0	0	0	0	0	0	0	0
IC Interest & Dividends Pay/Rec MFRI/MME	00-279 8	330,853	0	(330,853)	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
IC Loan Payable/Receivable MFRI/TDC	00-294 3	3,452,549	0	0	0	0	0	(3,452,549)	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
IC Loan Payable/Receivable MFRI/Luxembourg	00-294 4	58,000	0	0	0	0	0	0	0	0	0	0	58,000	0	0	0	0	(58,000)	0	0	0	0	0
IC Loan Payable/Receivable MFRD/Luxembourg	00-296 3	0	0	0	0	0	0	0	0	0	0	0	0	100,000	0	0	0	(100,000)	0	0	0	0	0
IC Loan Payable/Receivable BVI/PPME	00-298 1	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	1,275,713	0	(1,275,404)	0	0	0	(310)

IC Loan Payable/Receivable PP/PP Canada	00-298 3	0	0	0	0	0	0	0	6,514,051	0	0	(6,514,051)	0	0	0	0	0	0	0	0	0	0	0
IC Loan Payable/Receivable PPME/PPSA	00-298 4	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	13,132,122	(13,132,122)	0	0	—
Total Intercompany		38,505,635	1,370,656	(1,290,492)	7,520,434	(27,701,126)	(1,260,110)	(10,866,983)	2,344,713	6,574,370	(306,334)	(6,594,620)	8,222,334	29,709	58,101	(102,317)	1,279,539	(405,311)	15,920,655	(24,913,088)	(136,645)	(7,389)	(19,426)

SCHEDULE 8.03
Existing Investments
None.

EXHIBIT A
FORM OF COMMITTED LOAN NOTICE
Date: ___________, _____
To: BMO Harris Bank N.A.

Ladies and Gentlemen:

Reference is made to that certain Credit and Security Agreement, dated as of September 24, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), by and among MFRI, INC., a Delaware corporation (the “Borrower Agent”), MIDWESCO FILTER RESOURCES, INC., a Delaware corporation (“Midwesco”), PERMAPIPE, INC., a Delaware corporation (“Perma-Pipe”), TC NILES CORPORATION, a Delaware corporation (“TC Niles”), TDC FILTER MANUFACTURING, INC., a Delaware corporation (“TDC”), MM NILES CORPORATION, a Delaware corporation (“MM Niles”), and PERMAPIPE CANADA, INC., a Delaware corporation (“Perma-Pipe Canada”; each of the Borrower Agent, Midwesco, Perma-Pipe, TC Niles, TDC, MM Niles, and Perma-Pipe Canada may be referred to herein individually, as a “Borrower” and collectively, as “Borrowers”), and BMO HARRIS BANK N.A., as Lender.

The undersigned hereby requests (select one):

☐ A Borrowing of Revolving Loans

☐ A conversion or continuation of Revolving Loans

1. On _________________________ (a Business Day).
2. In the amount of $_______________.
3. Comprised of ______________________________.
[Type of Loan requested, i.e., Base Rate Loan or Eurodollar Rate Loan]
4. For Eurodollar Rate Loans: with an Interest Period of ___ months.

After giving effect to the Revolving Borrowing, if any, requested herein the limitations set forth in Section 2.01(a)(i) and (ii) of the Agreement have been met.

In connection with any Borrowing requested hereunder, the matters set forth in Sections 5.02 of the Agreement are true, correct and complete as of the date hereof.

[Signature Page Follows]
MFRI, INC., as Borrower Agent
By:
Name:
Title:

EXHIBIT B
FORM OF
REVOLVING LOAN NOTE

$25,000,000.00                                    September 24, 2014

FOR VALUE RECEIVED, each of the undersigned (the “Borrowers”) hereby, jointly and severally, promises to pay to BMO Harris Bank N.A. or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrowers under that certain Credit and Security Agreement, dated as of the date hereof (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrowers and the Lender.

Each Borrower, jointly and severally, promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Lender for the account of the Lender in Dollars in immediately available funds at the Lender’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Loan Note is one of the notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Loan Note is also is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Loan Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Loan Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Loan Note.

[Signature Page Follows]

THIS REVOLVING LOAN NOTE SHALL BE GOVERNED BY AND CONSTRUED
IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS

MFRI, INC.
By:
Name:
Title:

MIDWESCO FILTER RESOURCES, INC.
By:
Name:
Title:

PERMA-PIPE, INC.
By:
Name:
Title:

TC NILES CORPORATION
By:
Name:
Title:

TDC FILTER MANUFACTURING, INC.
By:
Name:
Title:

MM NILES CORPORATION
By:
Name:
Title:

PERMA-PIPE CANADA, INC.
By:
Name:
Title:

REVOLVING LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: __________, _____

To: BMO Harris Bank, N.A.

Ladies and Gentlemen:

Reference is made to that certain Credit and Security Agreement, dated as of September 24, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), MFRI, INC., a Delaware corporation (the “Company” or “Borrower Agent”), MIDWESCO FILTER RESOURCES, INC., a Delaware corporation (“Midwesco”), PERMAPIPE, INC., a Delaware corporation (“Perma-Pipe”), TC NILES CORPORATION, a Delaware corporation (“TC Niles”), TDC FILTER MANUFACTURING, INC., a Delaware corporation (“TDC”), MM NILES CORPORATION, a Delaware corporation (“MM Niles”), and PERMAPIPE CANADA, INC., a Delaware corporation (“Perma-Pipe Canada”; each of the Borrower Agent, Midwesco, Perma-Pipe, TC Niles, TDC, MM Niles, and Perma-Pipe Canada may be referred to herein individually, as a “Borrower” and collectively, as the “Borrowers”), and BMO HARRIS BANK N.A., as Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the [Chief Financial Officer] [Treasurer] [Controller] of the Borrower Agent, and that, as such, he/she is authorized to execute and deliver this Certificate to the Lender on the behalf of the Borrowers, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited Consolidated financial statements and consolidating financial statements required by Section 7.01(a) of the Agreement for the fiscal year of Company and its Subsidiaries ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section and, with respect to the Consolidated financial statements, such financial statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Agreement for the month ended as of the above date. Such financial statements fairly present the financial condition, results of operations, shareholders equity and cash flows of Borrower Agent and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Loan Parties during the accounting period covered by the attached financial statements.

3. A review of the activities of the Loan Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Loan

Parties performed and observed all their respective Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, each Loan Party performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Loan Parties contained in Article VI of the Agreement, and any representations and warranties of the Loan Parties that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Certificate, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Agreement, including the statements in connection with which this Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _______________, _____.
MFRI, INC.,
as Borrower Agent
By:
Name:
Title:

SCHEDULE 2
to the Compliance Certificate
($ in000’s)

For the trailing twelve (12) month period ended ___________________ (“Statement Date”)

I. Section 8.12(a) – Consolidated Fixed Charge Coverage Ratio.

A. Consolidated EBITDA with respect to the Company and its Subsidiaries on a Consolidated basis for the trailing twelve (12) month period ending on the above Statement Date (“Subject Period”):

1. Consolidated Net Income for Subject Period:                 $
2. Consolidated Interest Charges for Subject Period (net of interest income for such period of the
Company and its Subsidiaries):                          $
3. Federal, state, local and foreign income taxes for Subject Period (net of income tax credits): $
4. Depreciation expenses for Subject Period:                     $
5. Amortization expenses for Subject Period:                     $
6. Non-cash expenses or losses and other non-cash charges incurred and LIFO reserves established during such period (excluding any non-cash charges representing an accrual of, or reserve for cash charges to be paid within the next twelve months):                 $
7. Expenses of up to $[____________] incurred in connection with the Transaction. $
8. Non-cash income, gains or profits or LIFO reserves terminated during such period $
9. Consolidated EBITDA (Lines A.1. + A.2. + A.3. +A.4. + A.5. + A.6. + A.7. – A.8.): $

B. Consolidated Capital Expenditures for the Company and its Subsidiaries on a Consolidated basis for the Subject Period:
1. All expenditures (whether paid in cash or accrued as liabilities) by the Company or any Subsidiary for items that would be classified as “property, plant or equipment” or comparable items, including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized:                 $
2. Capital expenditures (i) financed with Indebtedness permitted under the Agreement other than Loans, or (ii) made with Net Cash Proceeds from any Disposition described in clauses (b), (d) and (h) of Section 8.05 of the Agreement:                             $
3. Consolidated Capital Expenditures: (Lines B.1. – B.2.)                 $

C. Consolidated Fixed Charges for the Company and its Subsidiaries on a Consolidated basis for the Subject Period:
1. Consolidated Interest Charges paid or required to be paid in cash:         $
2. All principal repayments made or required to be paid of Indebtedness, but excluding any such payments to the extent constituting a refinancing of such Indebtedness through the incurrence of additional Indebtedness otherwise expressly permitted under Section 8.02 of the Agreement and repayments of the Revolving Loans:                             $
3. Restricted Payments made in cash:                             $
4. Aggregate Federal, state, local and foreign income taxes paid in cash:         $
5. Cash contributions made to any Pension Plan (to the extent not deducted in the calculation of the Consolidated Net Income), other than contributions of up to $500,000 made within 180 days following the Closing Date in connection with the Company’s proposed pension plan conversion:                                                     $
6. Consolidated Fixed Charges (Lines C.1. + C.2. + C.3. + C.4. +C.5): $

D. Consolidated Fixed Charge Coverage Ratio ((Line A.9. – Line B.3.) ÷ Line C.6.):     to 1.00

Minimum Required during a Fixed Charge                        1.00 to 1.00
Trigger Period (check if applicable):

II. Section 8.12(b) – Minimum Availability.

A. Revolving Credit Facility as of Statement Date:                     $
B. Line Reserve as of Statement Date:                         $
C. Total Revolving Credit Outstanding as of Statement Date:             $
D. Line II.A. - Line II.B. - Line II.C.:                             $
E. Borrowing Base as of Statement Date:                         $
F. Total Revolving Credit Outstanding as of Statement Date:             $
G. Line II.E. - Line II.F.:                                 $
H. Availability (the lesser of Line D and Line G)                     $

At any time, Availability to be equal to or greater than:        $1,000,000.00

EXHIBIT D
RECONCILIATION OF ACCOUNTS RECEIVABLE

Borrower:

Aging Dated Last Borrowing Base Certificate sent to BMO #__1__
Date

Accounts Receivable balance (from line 4 of BBC)
ADD         1. Sales on aging, not on BBC
(Ref. Date (s) )
2. Colle    ctions on BBC, not on Aging
(Ref. Date (s) )
3. Lock Box deposits received, not on Aging
(Ref. Date (s) )
4. Credits on BBC, not on Aging
(Ref. Date (s) )
5. Discounts on BBC, not on Aging
(Ref. Date (s) )
SUBTOTAL

SUBTRACT     1. Sales on BBC, not on Aging
(Ref. Date (s) )
2. Collections on Aging, not on BBC
(Ref. Date (s) )
3. Lock Box deposits received, not on BBC
(Last Deposit Date )
4. Credits on Aging, not on BBC
(Ref. Date(s) )
5. Discounts on Aging, not on BBC
(Ref. Date (s) )
SUBTOTAL

Adjusted Accounts Receivables $ -
Total Accounts Receivable per Aging
Collateral Over (Short) Aging $ -
If Adjusted Accounts Receivable does not equal Accounts Receivable per Aging
Does aging balance to G/L        Yes        No

Explanation of Differences (Please attach documentation if necessary)

Reference adjusted on BBC # _________ _ _ Date:_____________________
Authorized Signature ____________________________ Title: _____________________